UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT
Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant                ☒
Filed by a Party other than the Registrant        ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Under Rule 14a-12
TEXAS CAPITAL BANCSHARES, INC.
(Name of Registrant as Specified In Its Charter)
Payment of Filing Fee (Check the appropriate box):
☒    No fee required.
☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:
☐    Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No:

(3)	Filing Party:

(4)	Date Filed:

September 10, 2020
Dear Stockholder:
You are cordially invited to attend our Annual Meeting of Stockholders, which will be held on Tuesday, October 20, 2020, at 9:00 a.m. at 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201.
We intend to hold the Annual Meeting in person. However, we are actively monitoring the coronavirus (COVID-19) outbreak; we are sensitive to the public health and travel concerns our stockholders may have and the protocols and restrictions that federal, state and local governments have imposed. If it is not possible or advisable to hold the Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Please monitor our annual meeting website at www.proxydocs.com/tcbi for updated information. If you are planning to attend our meeting, please check the website two weeks prior to the meeting date. As always, we encourage you to vote your shares prior to the Annual Meeting.
The attached Notice of Annual Meeting of Stockholders describes the formal business to be transacted at the Annual Meeting. Members of our board of directors and executive officer team will be present at the meeting and will be available to answer questions regarding the Company.
The Annual Report on Form 10-K for the year ending December 31, 2019 of Texas Capital Bancshares, Inc., the holding company for Texas Capital Bank, N.A., as well as earnings releases, performance information and corporate governance documents may be found in the Investors section of our website at www.texascapitalbank.com.
Your vote is very important. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy by the Internet, telephone or mail.
The board of directors and our employees thank you for your continued support.
Sincerely,
Larry L. Helm
Executive Chairman of the Board, Chief Executive Officer and President

TEXAS CAPITAL BANCSHARES, INC.
2000 McKinney Avenue, 7th Floor
Dallas, Texas 75201
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on October 20, 2020
NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (the “Annual Meeting”) of Texas Capital Bancshares, Inc. (the “Company”), a Delaware corporation, and the holding company for Texas Capital Bank, N.A., will be held on Tuesday, October 20, 2020, at 9:00 a.m. at the offices of the Company located at 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201.
We intend to hold the Annual Meeting in person. However, we are actively monitoring the coronavirus (COVID-19) outbreak; we are sensitive to the public health and travel concerns our stockholders may have and the protocols and restrictions that federal, state and local governments have imposed. If it is not possible or advisable to hold the Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Please monitor our annual meeting website at www.proxydocs.com/tcbi for updated information. If you are planning to attend our meeting, please check the website two weeks prior to the meeting date. As always, we encourage you to vote your shares prior to the Annual Meeting.
The Annual Meeting is for the purpose of considering and voting upon the following matters:
Proposal One: Election of nine (9) directors, each to serve until the next annual meeting of stockholders or until their successors are elected and qualified;
Proposal Two: Approval, on an advisory basis, of the 2019 compensation of the Company’s named executive officers as described in the Proxy Statement;
Proposal Three: Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2020; and
Proposal Four: Ratification of the provisions of Section 2.3 of the Company's Amended and Restated Bylaws allowing the holders of 20% or more of the Company's outstanding common stock to call a special meeting of stockholders.
In addition, we will transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.
We are furnishing our proxy materials to our stockholders primarily through the Internet in accordance with rules adopted by the Securities and Exchange Commission. Stockholders have been mailed a Notice of Internet Availability of Proxy Materials on or around September 10, 2020, which provides them with instructions on how to vote and how to access the proxy materials on the Internet. It also provides instructions on how to request paper copies of these materials. Stockholders who previously enrolled in a program to receive electronic versions of the proxy materials will receive an email notice with details on how to access those materials and how to vote.
Stockholders of record may vote:

•	By Internet: go to www.proxypush.com/tcbi

•	By phone: call 866-390-5385 (toll-free) or

•	By mail: complete and return the enclosed proxy card in the postage prepaid envelope provided.
If your shares are held in the name of a broker, bank or other nominee, please follow the voting instructions that you receive from the broker, bank or other nominee entitled to vote your shares.
Stockholders of record at the close of business on August 28, 2020 are the only stockholders entitled to notice of and to vote at the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. Whether you expect to attend the Annual Meeting or not, please vote your shares. If you are a stockholder of record and attend the Annual Meeting, you may vote your shares in person even though you have previously voted your proxy.
By order of the board of directors,
Larry L. Helm
Executive Chairman of the Board, Chief Executive Officer and President

September 10, 2020
Dallas, Texas

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders
to be Held on October 20, 2020:
The Proxy Statement for the 2020 Annual Meeting of Stockholders, the Notice of the 2020 Annual Meeting of Stockholders, the Company's Annual Report on Form 10-K for the year ended December 31, 2019, and the form of proxy are available at www.proxydocs.com/tcbi.

PROXY STATEMENT

TEXAS CAPITAL BANCSHARES, INC.
2000 McKinney Avenue
7th Floor
Dallas, Texas 75201
PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 20, 2020 AT 9:00 A.M.
___________________________________________
MEETING INFORMATION
This Proxy Statement is being furnished to the stockholders of Texas Capital Bancshares, Inc. (the “Company”) on or about September 10, 2020, in connection with the solicitation of proxies by the board of directors to be voted at the annual meeting of stockholders (the “Annual Meeting”). The Annual Meeting will be held on October 20, 2020, at 9:00 a.m. at the offices of the Company located at 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201. The Company is the parent corporation of Texas Capital Bank, N.A. (“Texas Capital Bank” or the “Bank”).
In accordance with rules and regulations adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each stockholder, we are furnishing proxy materials to our stockholders on the Internet. You will not receive a printed copy of the proxy materials, unless specifically requested. The Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy on the Internet.
The purpose of the Annual Meeting is to consider and vote upon the following matters:
Proposal One: Election of nine (9) directors, each to serve until the next annual meeting of stockholders or until their successors are elected and qualified;
Proposal Two: Approval, on an advisory basis, of the 2019 compensation of the Company’s named executive officers as described in this Proxy Statement;
Proposal Three: Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2020; and
Proposal Four: Ratification of the provisions of Section 2.3 of the Company's Amended and Restated Bylaws (the "Bylaws") allowing the holders of 20% or more of the Company's outstanding common stock to call a special meeting of stockholders.
In addition, we will transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.
RECORD DATE AND VOTING SECURITIES
You are entitled to one vote for each share of common stock you own. Only those stockholders that owned shares of the Company’s common stock on August 28, 2020, the record date established by the board of directors, will be entitled to vote at the Annual Meeting. At the close of business on the record date, there were 50,447,825 shares of common stock outstanding held by 180 identified holders.
QUORUM AND VOTING
At least a majority of the total number of issued and outstanding shares of common stock as of the record date must be present at the Annual Meeting in person or by proxy and entitled to vote in order to have a quorum to transact business. If there are not sufficient shares present and entitled to vote at the Annual Meeting for a quorum or to approve any proposal, the board of directors may postpone or adjourn the Annual Meeting in order to permit the further solicitation of proxies.

Directors are elected by a plurality of the votes cast at the Annual Meeting. The nine (9) nominees receiving the highest number of votes “for” will be elected. Votes may be cast “for” or may be “withheld” with respect to any or all nominees. For purposes of the election of directors, votes that are “withheld” and broker non-votes (described below) will be counted as “present” for purposes of establishing a quorum but will not be counted as votes cast and will have no effect on the result of the vote. Stockholders may not cumulate votes in the election of directors. In accordance with our Majority Voting Policy, any nominee for election as a director who receives a greater number of “withhold” votes than votes “for” election in an uncontested election must deliver his or her resignation to the board of directors. The board of directors will determine whether to accept the resignation based upon the recommendation of the Governance and Nominating Committee and consideration of the circumstances. See “Board and Committee Matters – Corporate Governance” for more information on the Majority Voting Policy.
The affirmative vote of a majority of the shares of the Company’s common stock present in person or by proxy at the Annual Meeting is required to approve Proposal Two (advisory vote on 2019 executive compensation), Proposal Three (ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm) and Proposal Four (ratification of the special meeting 20% ownership requirement in the Company's Bylaws). Votes on these proposals may be cast “for,” “against” or “abstain.” An abstention will have the effect of a vote against Proposals Two, Three and Four. Broker non-votes will have no effect on the outcome of Proposal Two or Four. Abstentions, votes against and broker non-votes will be counted as “present” for purposes of establishing a quorum. The results of voting on Proposals Two and Three are advisory only and will not be binding upon the Company or its board of directors.
A broker non-vote occurs when a bank, broker or other nominee holding shares for a beneficial owner submits an executed proxy to the Company but does not vote on a particular proposal because it does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. If your shares are held in the name of a bank, broker or other nominee, they are not permitted to vote on your behalf on Proposals One, Two or Four at the Annual Meeting unless you provide specific instructions to such bank, broker, or other nominee in accordance with their procedures. For your vote to be counted on Proposal One (election of directors), Proposal Two (advisory vote on 2019 executive compensation) and Proposal Four (ratification of the special meeting 20% ownership requirement in the Company's Bylaws), you must communicate your voting decisions to your bank, broker or other nominee within the time period stated in their instructions to you. Your bank, broker or other nominee will be permitted to vote on Proposal Three (ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm) without instructions from you.
The individuals named as proxies will vote properly completed proxies received prior to the Annual Meeting in the way you direct. If you send in a properly completed proxy but do not specify how the proxy is to be voted, the shares represented by your proxy will be voted to elect the nine (9) director nominees, to approve, on an advisory basis, the 2019 compensation of our named executive officers, to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2020 and to ratify the special meeting 20% ownership requirement in the Company's Bylaws. If your shares are held by a bank, broker or other nominee and you want to vote in person at the Annual Meeting, you must obtain a legal proxy from the record holder and present it at the Annual Meeting.
If you are a stockholder of record you may revoke a proxy at any time before the proxy is exercised by:

1.	delivering written notice of revocation to Texas Capital Bancshares, Inc., Attn: Corporate Secretary – Annual Meeting, 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201;

2.	submitting another properly completed proxy card that is later dated;

3.	voting by telephone at a subsequent time;

4.	voting through the Internet at a subsequent time; or

5.	voting in person at the Annual Meeting.
If your shares are held in the name of a broker, bank or other nominee, please follow the instructions that you receive from them in order to instruct them to revoke the voting of your shares.
Please review the proxy materials and follow the relevant instructions to vote your shares. We hope you will exercise your rights and fully participate as a stockholder.

SOLICITATION OF PROXIES
It is important that you are represented by proxy or are present in person at the Annual Meeting. The Company requests that you vote your shares by following the instructions as set forth in the Notice of Internet Availability of Proxy Materials. Your proxy will be voted in accordance with the directions you provide.
Other than the election of nine (9) directors, approval, on an advisory basis, of 2019 executive compensation, ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2020 and ratification of the special meeting 20% ownership requirement in the Company's Bylaws, the Company is not aware of any additional matters that will be presented for consideration at the Annual Meeting. However, if any additional matters are properly brought before the Annual Meeting, your proxy will be voted in the discretion of the persons designated as proxies on the proxy card.
The Company’s board of directors is making this solicitation and the Company will pay the costs of this proxy solicitation. The directors, officers and employees of the Company and the Bank may also solicit proxies by telephone or in person but will not be paid additional compensation to do so.
We are permitted to send a single Notice of Annual Meeting of Stockholders (“Notice”) and any other proxy materials we choose to mail to stockholders who share the same last name and address. This procedure is called “householding” and is intended to reduce our printing and postage costs. If you would like to receive a separate copy of a proxy statement or annual report, either now or in the future, please contact us in writing at the following address: Texas Capital Bancshares, Inc., Attn: Investor Relations, 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201. If you hold your shares through a bank, broker or other nominee and would like to receive additional copies of the Notice and any other proxy materials, or if multiple copies of the Notice or other proxy materials are being delivered to your address and you would like to request householding, please contact your bank, broker or nominee.
PROPOSALS FOR STOCKHOLDER ACTION
Proposal One - Election of Directors
Nine (9) currently serving members of the board of directors have been nominated for re-election at the Annual Meeting. Directors serve for a term ending on the date of the following year’s annual meeting of stockholders or until their successors are elected and qualified. All of the nominees below have indicated their willingness to continue to serve as a director if elected. However, if any of the nominees is unable or declines to serve for any reason, your proxy will be voted for the election of a substitute nominee selected by the board of directors.
Nominees
At the Annual Meeting, the stockholders will vote on the election of nine (9) directors. The board of directors recommends a vote FOR each of the director nominees set forth below:

Name	Age	Position
Larry L. Helm	73	Executive Chairman; Chief Executive Officer and President
James H. Browning	71	Lead Director
Jonathan E. Baliff	56	Director
David S. Huntley	62	Director
Charles S. Hyle	69	Director
Elysia Holt Ragusa	69	Director
Steven P. Rosenberg	61	Director
Robert W. Stallings	71	Director
Dale W. Tremblay	61	Director
Larry L. Helm has served as Chief Executive Officer ("CEO") and President of the Company since May 2020. He has served as a director since January 2006 and as chairman of the board since May 2012. He previously served as a senior advisor for Accelerate Resources, LLC, a company engaged in the acquisition of non-operated oil and natural gas properties and mineral interests located in the Permian Basin and other areas, a position he held from August 2017 until May 2020. Prior to joining Accelerate Resources, he served as Executive Vice President of Corporate Affairs at Halcón Resources from January 2013 to March 2016. Before Halcón Resources, he served as Executive Vice President, Finance and Administration, for Petrohawk Energy Corporation from June 2004 until its sale to BHP Billiton in July 2011. He served as Vice President-Transition with BHP Billiton prior to joining Halcón Resources in 2012. Prior to joining Petrohawk, Mr. Helm spent 14 years with Bank One, most notably as Chairman and CEO of Bank One Dallas and head of U.S. Middle Market Banking.
As a current and former banking executive, Mr. Helm has extensive knowledge about our industry. His executive roles in energy companies and experience managing energy and commercial lending groups give him important insights into the Company’s lending activities and make him well qualified to serve as executive chairman of our board of directors and a member of the Risk Committee.
James H. Browning has served as a director since October 2009 and as lead director since May 2020. He retired in 2009 as a partner at KPMG LLP, an international accounting firm, in Houston, Texas, where he served companies in the energy, construction, manufacturing, distribution and commercial industries. He began his career at KPMG in 1971, becoming a partner in 1980. He most recently served as KPMG’s Southwest Area Professional Practice Partner, and also served as an SEC Reviewing Partner and as Partner in Charge of the New Orleans, Louisiana, audit practice. He currently serves as chairman of the board and member of the Audit Committee of RigNet Inc., a global technology company providing customized communications services, applications, real-time machine learning and cybersecurity solutions to enhance customer decision-making and business performance. He also currently serves as a director of Herc Holdings, Inc., a New York Stock Exchange listed full-service equipment rental company, where he chairs the Finance Committee and is a member of the Audit Committee.
As a former partner with KPMG with more than 38 years in public accounting, Mr. Browning has demonstrated leadership capability. His public accounting experience with various industries gives him a wealth of knowledge in dealing with financial and accounting matters, as well as extensive knowledge of the responsibilities of public company boards. Mr. Browning is highly qualified to serve as the lead director, chairman of our Audit Committee, where he has been designated a financial expert, and as a member of the Governance and Nominating Committee.
Jonathan E. Baliff has served as a director since July 2017. Mr. Baliff served as an advisor to the Office of the Chairman of Bristow Group, Inc., an industrial aviation solutions provider offering helicopter transportation, search and rescue and aircraft support services to government and civil organizations worldwide, a position he held following his retirement from Bristow Group, Inc. in February 2019 until June 2019. Prior to his retirement, he served as President and Chief Executive Officer and as a director of Bristow Group, Inc., from July 2014 until February 2019 and served as Bristow Group’s Senior Vice President and Chief Financial Officer from October 2010 to June 2014. Prior to joining Bristow, he served as Executive Vice President-Strategy at NRG Energy, where he led the development and implementation of NRG’s corporate strategy, as well as acquisitions and business alliances. Prior to joining NRG, he was in Credit Suisse’s Global Energy Group, where he advised energy companies on merger and acquisition assignments and project and corporate financings, most recently as Managing Director. Mr. Baliff started his career at Standard and Poor’s and then worked in JP Morgan’s natural resources group. He served on active duty in the U.S. Air Force from 1985 until his retirement in 1993 with the rank of Captain.
Mr. Baliff has extensive financial and leadership experience serving in executive roles with other public companies. His focus on corporate strategy, coupled with banking experience earlier in his career, makes him highly qualified to serve as a director and member of the Risk Committee.
David S. Huntley has served as a director since January 2018. Mr. Huntley currently serves as Senior Executive Vice President and Chief Compliance Officer of AT&T, Inc., a position he has held since December 2014. AT&T Inc. is a global leader in telecommunications, media and technology. Mr. Huntley served as Senior Vice President and Assistant General Counsel for AT&T Services, Inc. from May 2012 to December 2014 and as Senior Vice President, General Counsel and Secretary for AT&T Advertising Solutions and AT&T Interactive from September 2010 to May 2012. From June 2009 to September 2010, Mr. Huntley served as Senior Vice President of AT&T’s Mobility Customer Service Centers. He held positions of increasing responsibility in external affairs, wireless operations, mergers and acquisitions, data operations and other areas within AT&T since joining the company in 1994.

Mr. Huntley’s compliance and legal expertise, as well as his experience developing and implementing policies to safeguard the privacy of customer and employee information, make him highly qualified to serve as a director and member of the Audit Committee.
Charles S. Hyle has served as a director since October 2013. He served as Senior Executive Vice President and Chief Risk Officer of Key Corp., the holding company for KeyBank, a regional bank headquartered in Cleveland, Ohio, from June 2004 to his retirement in December 2012. He served as an executive with Barclays working in the U.S. and in London from 1980 to 2003, rising to serve as Managing Director and Global Head of Credit Portfolio Management - Barclays Capital - London. Mr. Hyle began his banking career in 1972 at JP Morgan.
Mr. Hyle has many years of experience in managing credit and operational risk for large banking and financial services organizations as a senior executive. This experience provides him with an understanding of the risks facing the Company and the Bank and the challenges we will face as we continue to grow and comply with enhanced regulatory risk management requirements, which make him well qualified to serve as a director and the chairman of our Risk Committee. He also serves as a member of the Audit Committee and has been designated as a financial expert.
Elysia Holt Ragusa has served as a director since January 2010. She currently serves as Principal of RCubetti, LLC, a business operations, investment and sales advisory firm, a position she has held since February of 2018. She served as an International Director of Jones Lang LaSalle, a commercial real estate services company, from July 2008 until her retirement in December 2017. From 1989 until 2008, she served as President and Chief Operating Officer of The Staubach Company, chaired Staubach’s Executive and Operating Committees and was a member of its board of directors. Jones Lang LaSalle and The Staubach Company merged in 2008. She previously served as a director of Fossil Group, Inc., a maker of watches and other apparel and accessories, where she served as a member of the Compensation Committee and chaired the Nominating and Corporate Governance Committee.
As an executive with extensive experience in all aspects of the commercial real estate business in Texas, Ms. Ragusa provides valuable insight for this important aspect of our business. This expertise, her demonstrated leadership capabilities and her public company board experience are valuable to the Company and make her well qualified to serve as a director, as chairman of our Governance and Nominating Committee and as a member of the Human Resources Committee.
Steven P. Rosenberg has served as a director since September 2001. He is President of SPR Ventures, Inc., a private investment company, a position he has held since June 1997. He served as President of SPR Packaging LLC, a manufacturer of flexible packaging for the food industry, from May 2007 until his retirement in January 2018. He currently serves on the board of directors of Cinemark Holdings, a leader in the motion picture exhibition industry, where he serves as chair of the Nominating and Corporate Governance Committee and is an Audit Committee member.
Mr. Rosenberg offers valuable experience and insight to the board of directors deriving from his background as an entrepreneur, as well as a director of other public companies. Mr. Rosenberg is a member of the Human Resources Committee and serves as the chairman of the Bank’s Trust Committee.
Robert W. Stallings has served as a director since August 2001. He has served as Chairman of the board of directors and CEO of Stallings Capital Group, an investment company, since March 2001. He is currently Executive Chairman of the board of Gainsco, Inc., a property and casualty insurance company, a position he has held since August 2001. Prior to joining Gainsco, he served as Chairman and CEO of an asset management company as well as a savings bank.
Mr. Stallings’ experience in the banking and financial services industries provides extensive knowledge about our industry, which makes him highly qualified to serve as a director and member of the Risk Committee and the Bank’s Trust Committee. Mr. Stallings was appointed as a member of the Governance and Nominating Committee in July 2020.
Dale W. Tremblay has served as a director since May 2011. He is the President and CEO of C.H. Guenther and Son, LLC (dba Pioneer Flour Mills), one of the oldest privately held corporations in the U.S., and serves as a member of its board of directors. He joined Guenther in 1998 as Executive Vice President and Chief Operating Officer, and became President and CEO in April 2001. He currently serves as a director of Nature Sweet Ltd. He previously served as President for The Quaker Oats Company’s worldwide foodservice division and formerly was a member of the Michigan

State University School of Finance Advisory Board and the Business and Community Advisory Council of the Federal Reserve Bank of Dallas. He also served as a director of Clear Channel Outdoor Holdings Inc., one of the world’s largest outdoor advertising companies, where he served as a member of the Audit and Special Committees and served as chairman of the Compensation Committee.
Mr. Tremblay’s leadership experience in both private and public companies brings valuable knowledge and insight to our board of directors and his service as chairman of our Human Resources Committee.
Directors are elected by a plurality of the votes cast at the Annual Meeting. The nine (9) nominees receiving the highest number of votes “for” will be elected.
The board of directors unanimously recommends that you vote “FOR” the election of each of the nominees.
Proposal Two - Approval of Executive Compensation on an Advisory Basis
In accordance with the requirements of Rule 14a-21(a) under the Securities Exchange Act of 1934 (the “Exchange Act”), we are providing our stockholders with an advisory vote to approve executive compensation on an annual basis, commonly referred to as a “say-on-pay” vote. We have held a say-on-pay vote annually since the Company’s 2011 Annual Meeting of Stockholders.
We believe that our executive compensation programs effectively align the interests of our named executive officers, or NEOs, with those of our stockholders by creating a combination of incentive compensation arrangements, in both cash and equity-based programs, which are directly tied to performance and creation of stockholder value, coupled with a competitive level of base compensation. Our objective is that the NEOs should have a substantial portion of total compensation derived from performance-based incentives. At our 2019 Annual Meeting of Stockholders, we received the affirmative support of 98% of votes cast in favor of our 2018 executive compensation.
The board values stockholders’ opinions, and, as in prior years, the board intends to evaluate the results of the 2020 vote when making future decisions regarding compensation of the NEOs. We encourage you to carefully review the “Executive Compensation” section of this Proxy Statement and particularly the “Compensation Discussion and Analysis” for a detailed discussion of the Company’s executive compensation programs.
This annual advisory vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the policies and practices with respect to their compensation described in this Proxy Statement. Your vote on Proposal Two is advisory and, therefore, not binding on the Company, the board of directors or the Human Resources Committee. This advisory vote may not be construed as overruling a decision by the board, nor create or imply any additional fiduciary duty of the board.
We are asking our stockholders to indicate their approval, on an advisory basis, for the 2019 compensation paid to our NEOs by voting FOR the following resolution:
RESOLVED, that the stockholders approve, on an advisory basis, the 2019 compensation of the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to SEC Regulation S-K, Item 402, including the Compensation Discussion and Analysis, the compensation tables and the narrative executive compensation disclosures to the compensation tables included in this Proxy Statement.
Proposal Two requires the affirmative vote of the holders of a majority of the outstanding shares of common stock present, in person or represented by proxy, and entitled to vote on the proposal at the Annual Meeting.
The board of directors unanimously recommends that you vote “FOR” approval of this resolution.
Proposal Three - Ratification of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm
The Audit Committee of the Company’s board of directors has appointed Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2020. The Company is seeking stockholder ratification of the appointment of Ernst & Young LLP for fiscal year 2020. Stockholder ratification of the appointment of the Company’s independent registered public accounting firm is not required by the Company’s bylaws, state law or otherwise. However, the board of directors is submitting the appointment of Ernst & Young LLP to the Company’s stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the appointment of Ernst & Young LLP, the Audit Committee will consider this information when determining whether to retain Ernst & Young LLP for future services. See the discussion at “Auditor Fees and Services” for information regarding the services provided to the Company by Ernst & Young LLP.
Proposal Three requires the affirmative vote of the holders of a majority of the outstanding shares of common stock present, in person or represented by proxy, and entitled to vote on the proposal at the Annual Meeting.
The board of directors unanimously recommends that you vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2020.
Proposal Four - Ratification of the provisions of Section 2.3 of the Company's Bylaws allowing the holders of 20% or more of the Company's outstanding common stock to call a special meeting of stockholders
Proposal Four requests that stockholders ratify the provisions of Section 2.3 of the Company’s Bylaws (attached to this Proxy Statement as “Annex A”) that allow stockholders owning 20% or more of the Company’s outstanding common stock (the “Special Meeting 20% Ownership Requirement”) and who satisfy the other requirements set forth in the Bylaws to call a special meeting of stockholders.
Factors considered by the board of directors in adopting the Special Meeting 20% Ownership Requirement and recommending its ratification. The board of directors amended the Bylaws in November 2018 to include the Special Meeting 20% Ownership Requirement. Prior to that time, the Bylaws allowed stockholders owning 10% or more of the Company’s outstanding common stock to call special meetings of stockholders (the “Prior 10% Ownership Requirement”).
The board of directors believes that stockholders should have the ability to call special meetings of stockholders as a matter of good corporate governance. However, there are significant costs associated with convening special meetings, including the preparation, printing and distribution of disclosure documents, soliciting proxies, holding the meeting and tabulating votes. Organizing and preparing for a special meeting requires significant management attention, diverting their focus from managing the Company’s day-to-day business operations. The board of directors believes that a small minority of stockholders should not be able to call a special meeting for their own interests, which may not be widely shared by the Company’s other stockholders. Requiring a reasonably high percentage of stock ownership to support the calling of a special meeting balances the interests of all stockholders with the associated significant disruption and costs.
There have been many times over the past five years when one or two stockholders have owned 10% to 20% of the Company’s outstanding shares (18.1% in the 2019 Proxy Statement, 21.2% in this Proxy Statement), allowing them the unilateral power to call a special meeting of stockholders under the Prior 10% Ownership Requirement. Given the Company’s ownership profile in recent years, the board of directors believes the 20% ownership requirement to call a special meeting is reasonable and unlikely to impede stockholders seeking to call a special meeting to address an issue of broad stockholder interest.
The perspective of the board of directors relative to an appropriate ownership threshold to call a special meeting is acknowledged by institutional investors. For example, the published voting policies of each of the Company’s two largest stockholders indicate acceptance of an ownership threshold to call a special meeting of greater than 10%, provided the requirement is not greater than 25%.
The perspective of the board of directors relative to an appropriate ownership threshold to call a special meeting is also recognized by, and in alignment with, a substantial majority of the Company’s compensation peer group. The board of directors when it initially approved the Special Meeting 20% Ownership Requirement in 2018 considered that the bylaws of a majority of its 2018 compensation peer group required a 20% or greater percentage ownership of common stock to call a special meeting or did not allow stockholders the right to call a special meeting. A current survey of the bylaws of the 14 issuers included in the Company’s 2019 executive compensation peer group discloses a similar substantial majority requiring a 20% or greater percentage ownership of common stock in order to call a special meeting

(or denying that right), ranging from 10% at the low end (3 of 14 issuers) to no provision for stockholders to call a special meeting (3 of 14 issuers). Other reported ownership requirements were 20% (1 issuer), 25% (4 issuers), 40% (1 issuer), 50% (1 issuer) and 50.1% (1 issuer). Accordingly, within this population of issuers, the Special Meeting 20% Ownership Requirement appears reasonable.
Why the board of directors is seeking stockholder ratification. The board of directors is seeking stockholder ratification of the Special Meeting 20% Ownership Requirement in response to stockholder opinion that the matter should be submitted to a binding vote of stockholders expressed during the Company’s engagement with its stockholders following the Company’s Annual Meeting of Stockholders held on April 16, 2019. The background of that outreach is described in greater detail below at “Board and Committee Matters - Stockholder Engagement - Response to Withhold Voting at 2019 Annual Meeting.”
What will happen if Proposal Four is not approved? If the Special Meeting 20% Ownership Requirement is not ratified, the board of directors will amend Section 2.3 of the Bylaws to decrease the level of common stock ownership required to call a special meeting from 20% to 10%.
Board recommendation. Proposal Four, ratification of the Special Meeting 20% Ownership Requirement, requires the affirmative vote of the holders of a majority of the outstanding shares of common stock present, in person or represented by proxy, and entitled to vote on the proposal at the Annual Meeting.
The board of directors unanimously recommends that you vote “FOR” the ratification of the provisions of Section 2.3 of the Company's Bylaws allowing the holders of 20% or more of the Company's outstanding common stock to call a special meeting of stockholders.
Other Matters
The Company does not currently know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, the persons designated in the enclosed proxy will vote your proxy in their discretion on such matters.
BOARD AND COMMITTEE MATTERS
Board of Directors
The business affairs of the Company are managed under the direction of the board of directors. The board of directors meets on a regularly scheduled basis to review significant developments affecting the Company and to act on matters requiring approval by the board of directors. Special meetings of the board of directors are held as required from time to time when important matters arise that require action between scheduled meetings. The board of directors held six regularly scheduled meetings and three special meetings during 2019. Each of the Company’s directors participated in at least 75% of the meetings of the board of directors and the committees of the board of directors on which the director served during 2019.
Corporate Governance
The board of directors is committed to providing sound governance for the Company. The board of directors has adopted Corporate Governance Guidelines (the “Guidelines”) and charters for each committee of the board of directors to provide a flexible framework of policies relating to the governance of the Company. These documents are available in the “Governance Documents” section of the Company’s website at: http://investors.texascapitalbank.com/govdocs.
Among the policies addressed in the Guidelines are the following:

•
Majority voting policy. Any nominee for election as a director who receives a greater number of “withhold” votes than votes “for” election in an uncontested election must deliver his or her resignation to the board of directors. The board of directors will determine whether to accept the resignation based upon the recommendation of the Governance and Nominating Committee and consideration of the circumstances. The Company will disclose the board’s decision and the process by which it was reached.

•
Retirement policy. A director who reaches the age of 75 at or before the time of his or her re-election will not be eligible for election to the board of directors, subject to waiver of this requirement by unanimous vote of the remaining members of the board.

•	Separation of Chairman and CEO duties. The position of chairman of the board is to be held by an independent director.
On May 25, 2020, Larry L. Helm, chairman of the board, succeeded C. Keith Cargill as CEO and president of the Company to serve while the board of directors conducts a search to identify a permanent CEO. Prior to this date, the CEO and chairman positions were separated under the Company’s board leadership structure, with Mr. Helm acting as the non-executive chairman and Mr. Cargill serving as the CEO. The board of directors has determined that separating the CEO and chairman positions is the most effective way for its leadership to be structured and believes this is a best practice for governance, but has amended the Guidelines to allow for the present structure and the designation of an independent lead director on an interim basis during a CEO succession process. During the interim period in which Mr. Helm is serving as both CEO and chairman, James H. Browning has been appointed to serve as lead director having the duties described below at "Board Leadership Structure".

•
Limits on other board service. No director may serve on more than four public company boards (including the Company’s board of directors). The CEO and any other management director may serve on no more than one other public company board, and the chairman of the board may serve on no more than two other public company boards (one if serving as chairman).

•
Board composition and independence. No more than two members of management may be invited to serve on the board. A substantial majority of the board must qualify as independent under the relevant listing standards of the Nasdaq Stock Market and applicable rules of the SEC. All members of the board of directors other than Mr. Helm qualify as independent under these standards.

•
Term limits. The board of directors does not believe it advisable to establish fixed term limits for directors. As an alternative to term limits, the board of directors seeks to assure that its members remain active, effective and independent contributors through ongoing performance evaluations and continuing education as contemplated by the Guidelines.

•
Review of significant responsibility changes. Any director who retires from his or her principal employment, or who materially changes the responsibilities of his or her principal employment, must tender a letter of resignation to the board of directors. The board of directors will determine whether to accept the resignation based on the recommendation of the Governance and Nominating Committee after its review of the circumstances.

•
Director compensation. Director compensation includes a substantial equity component representing approximately half of each director’s annual compensation in order to align director interests with the long-term interests of stockholders.

•
Director stock ownership. The board of directors has established stock ownership guidelines for directors in order to further align their interests with the long-term interests of stockholders. Directors are expected to own common stock having a value of at least three times the cash portion of the annual retainer paid to outside directors, and may not dispose of any shares of the Company’s common stock unless they own, and will continue to own, common stock with a value at or above that level.

•	Executive pay governance and stock ownership. As discussed in more detail below at “Executive Compensation – Compensation Discussion and Analysis”, the Guidelines include policies addressing:

•	Executive stock ownership;

•	Elimination of excise tax gross-ups with respect to executive compensation received upon a change in control;

•	No “single trigger” payment or acceleration of benefits upon a change in control; and

•	“Clawback” of incentive compensation upon a restatement of the Company’s financial statements, as further described below.

•	Access to independent advisors. The board of directors and each committee may, as it deems necessary or appropriate, obtain advice and assistance from independent, outside financial, legal, accounting, human resources or other advisors, at the expense of the Company.

•
Annual evaluation. The board of directors and each committee conduct annual evaluations of their performance. The Governance and Nominating Committee assists the evaluation process and annually evaluates and recommends each candidate for election or re-election as a director in view of the needs and then-current make-up of the board of directors.

•
Executive sessions of the board of directors and committees. The non-management directors meet in regularly scheduled executive sessions of the board of directors and its committees without any management directors or other management present.

•
Prohibition of poison pill. Subject to the exercise of its fiduciary duties to the Company and its stockholders, the board of directors will not authorize the issuance of any of the Company’s preferred stock for defensive or anti-takeover purposes without the prior approval of stockholders.

Clawback of incentive compensation. The Guidelines include a policy providing that incentive compensation payable to our executive officers under certain of the Company’s incentive compensation arrangements will be subject to recovery by the Company if, in the year such compensation is paid, or within three years thereafter, the Company is required to prepare an accounting restatement due to the Company's material noncompliance with any financial reporting requirement under applicable securities laws. The repayment obligation applies to the extent repayment is required by applicable law, or to the extent the executive’s compensation is determined to be in excess of the amount that would have been payable taking into account any restatement or correction. The board of directors, considering the best interests of the Company and its stockholders and the recommendation of the Human Resources Committee, has the sole discretion to determine whether an executive’s actions have or have not met any particular standard of conduct under law or Company policy, and whether recovery of incentive compensation should be pursued.
Executive stock ownership guidelines. The Guidelines include stock ownership guidelines for the NEOs in order to further align their interests with the long-term interests of stockholders. NEOs are expected to own common stock having a value of at least three times their base compensation (five times for the CEO) and may not dispose of any shares of the Company’s common stock unless they own, and will continue to own, common stock at that level. Unvested restricted stock, restricted stock units, stock options and stock appreciation rights are not included in an executive’s stock ownership for purposes of this policy. All of the currently serving NEOs are in compliance with the Company’s stock ownership policy, and as of the date of this Proxy Statement Mr. Cargill, Ms. Anderson and Mr. Ackerson had each reached the target level of share ownership specified by the Guidelines.
Hedging of Company securities prohibited. All Company directors, officers and employees are prohibited from purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of Company securities, and from participating in derivative or speculative transactions with respect to Company securities, including but not limited to prepaid variable forward contracts, collars, equity swaps, exchange funds, puts, calls and other derivative instruments. All directors, officers and employees are also prohibited from participating in short sales of the Company’s securities.
Pledging of Company securities prohibited. Directors and officers who are reporting persons under Section 16 of the Exchange Act and such additional employees as may be designated by the Governance and Nominating Committee are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.
Stockholder Engagement - Response to Withhold Voting at 2019 Annual Meeting
At the Company’s Annual Meeting of Stockholders held on April 16, 2019 (the “2019 Annual Meeting”), Ms. Ragusa, chair of the Governance and Nominating Committee (the “GNC”), received more “withhold” votes than “for” votes, and Messrs. Browning and Turpin, also members of the GNC, while receiving a majority of “for” votes, also received significant numbers of “withhold” votes. As required by the Guidelines, Ms. Ragusa tendered her offer of resignation to the board of directors. Based upon the considerations discussed below, and particularly the commitment of the board of directors to fully respond to the issues that were identified as the cause of the significant “withhold” voting, the GNC (with Ms. Ragusa recused) recommended that the board of directors reject Ms. Ragusa’s resignation. The board of directors (with Ms. Ragusa recused) concurred with such recommendation and voted unanimously to decline Ms.

Ragusa’s resignation. These actions were reported in the Company’s Current Report on Form 8-K filed with the SEC on July 11, 2019 (the “July 2019 Form 8-K”).
As contemplated by the Guidelines, the GNC considered Ms. Ragusa’s offered resignation in view of factors that it deemed relevant, including without limitation:

•	the apparent reason why stockholders withheld their votes;

•	available alternatives to cure the underlying cause of the “withhold” voting;

•	Ms. Ragusa’s length of service and qualifications;

•	Ms. Ragusa’s past and expected future contributions to the Company;

•	the composition of the Board, including the mix of skills, attributes and diversity of experience and viewpoints provided to the Company; and

•	other relevant matters, all as further described in the July 2019 Form 8-K.
Based upon the considerations discussed herein, and specifically the actions of the board of directors to fully respond to the issues that led to the significant “withhold” voting at the 2019 Annual Meeting, including the binding stockholder vote on Proposal Four as described above in this Proxy Statement, the board of directors respectfully requests that the Company’s stockholders vote “FOR” all director nominees.
In its evaluation of the majority “withhold” vote, the GNC and the board of directors concluded that the principal reason for the significant number of “withhold” votes at the 2019 Annual Meeting was the recommendation of proxy advisory firms that stockholders withhold their votes in response to the board of directors’ approval of certain amendments to the Company’s Bylaws that became effective in November 2018 (the “November 2018 Bylaw Amendments”) without submitting such amendments to a stockholder vote. The specific objectionable provisions of the November 2018 Bylaw Amendments cited by the proxy advisory firms prior to the 2019 Annual Meeting were those that (i) increased the stock ownership requirement for stockholders to call a special meeting of stockholders from 10% to 20% (the “Special Meeting 20% Ownership Requirement”) and (ii) required that such requesting stockholders have held their shares for a period of at least one year (the “1 Year Holding Period Requirement”). These actions were characterized by the proxy advisory firms as a material diminution in stockholder rights, with the absence of disclosure of stockholder engagement relating to the November 2018 Bylaw Amendments also cited as a concern. Management confirmed these conclusions through informal discussions with a few of the Company’s larger stockholders that cast “withhold” votes at the 2019 Annual Meeting independently of the proxy advisory firm recommendations.
The board of directors acted promptly in response to the 2019 “withhold” voting. At its meeting following the 2019 Annual Meeting, the board of directors directed management to undertake immediate outreach to a number of the Company’s largest stockholders to assess their perspectives related to the November 2018 Bylaw Amendments and the “withhold” voting at the 2019 Annual Meeting and identify actions that would be responsive to their specific concerns. The conclusions resulting from those initial conversations were that:

•	Several of the stockholders contacted opposed the 1 Year Holding Period Requirement; and

•	Several of the stockholders contacted indicated that they were not opposed to the Special Meeting 20% Ownership Requirement, but had a strong preference that it be submitted to a stockholder vote.
In response to these initial findings, on July 8, 2019, the board of directors unanimously approved an amendment to the Company’s Bylaws to delete the 1 Year Holding Period Requirement and directed management to engage in further outreach to stockholders to determine their interest in seeing the Special Meeting 20% Ownership Requirement submitted to a vote of stockholders at the 2020 Annual Meeting. That further stockholder outreach occurred in September and October 2019 and included the Company’s 20 largest stockholders. In response to stockholder communications during that outreach and those occurring earlier in 2019, the board of directors has directed that Proposal Four be submitted to a binding vote of the Company’s stockholders at the Annual Meeting, as described elsewhere herein.
The actions of management and the board of directors in adopting the November 2018 Bylaw Amendments showed appropriate regard for stockholder interests. Commencing in June 2018, the GNC undertook an evaluation of the Company’s Bylaws as then in effect, which were substantially unchanged from the time of the Company’s initial public offering in 2003. The objective of this review was to update the Bylaws to reflect terms and policies appropriate for the Company and comparable to similarly situated issuers. The information considered in this process included Delaware law and judicial decisions, SEC rules relating to the stockholder meeting and proxy process, Bylaws adopted by peer bank holding company issuers, published proxy voting policies of the Company’s largest stockholders, the published proxy voting policies of proxy advisory firms and the results of recent public company stockholder meeting activity that focused on certain key Bylaw provisions. The revised Bylaws, including a redline showing changes made and a description of the material changes, along with an invitation to stockholders to communicate with the board of directors, were filed with the SEC as an exhibit to a Current Report on Form 8-K on November 5, 2018 (the “November 2018 Form 8-K”).
The publicly available policy statements of the proxy advisory firms and large institutional investors available to support the review of the Bylaws in 2018 were not understood by the Company to require that the adoption of Bylaw provisions such as the Special Meeting 20% Ownership Requirement and the 1 Year Holding Period Requirement be subjected to stockholder vote. The Company believed that the disclosures in the November 2018 Form 8-K, supported by the Company’s regular annual stockholder engagement, would provide stockholders the opportunity to comment on the Bylaw changes and would allow the board of directors to address any stockholder concerns in an appropriately deliberate manner. During the period leading up to the mailing of the proxy statement for the 2019 Annual Meeting in early March 2019, only one stockholder, owning significantly less than 1% of the Company’s outstanding shares, communicated to management its objection to the Special Meeting 20% Ownership Requirement and 1 Year Holding Period Requirement.
The absence of expressed concerns regarding the November 2018 Bylaw Amendments in the months following their adoption was viewed as confirming the board of directors’ belief that the revised Bylaws were reasonable and in line with the expectations of stockholders generally. As a result, the Company did not provide an expanded disclosure of the rationale for the Bylaw amendments in the proxy statement for the 2019 Annual Meeting or pursue focused stockholder engagement at that time, nor did it undertake active engagement with the proxy advisory firms. When the negative recommendations of the proxy advisory firms and extent of the resulting “withhold” voting became apparent shortly before the 2019 Annual Meeting, the Company determined that further stockholder engagement as described above would be preferable to soliciting stockholders providing “withhold” votes to change their votes or engaging with the proxy advisory firms regarding their recommendations during the short time available before the 2019 Annual Meeting.
Corporate Social Responsibility
Our purpose is to power prosperity in business and in life. Acting responsibly in all that we do is central to that mission and to creating sustainable value for all of our stakeholders. We take a comprehensive approach to corporate social responsibility that includes investing in our communities, creating a culture of strong corporate governance, and continuing our focus on sustainable business practices. We believe that this approach enables us to more effectively serve our stockholders, clients, communities, and colleagues.
Community Investment
We have established ourselves as a leader in the community by making strategic financial investments and by promoting a strong corporate culture of volunteerism. Throughout 2019 we were able to provide a wide range of support to our communities, including:

•
$3.4 billion in investments to help stabilize low- to moderate-income communities. Through these investments, 1,091 multifamily and 967 single-family affordable housing units and 150 permanent jobs were created in the communities that we serve.

•
$2.6 million in corporate donations made to non-profits with a focus on education, health & wellness, and community relations. Through these corporate donations, 170,931 families received food assistance, 61,152 underserved families received health services, and 1,333 children received tutoring.

•	11,128 hours spent by our colleagues on volunteer opportunities to serve our communities. These opportunities ranged from community projects to tutoring to board service.

•
1,233 individuals enrolled in financial literacy training via our Mobile Banking Center, an increase of 36% from the prior year. Our Mobile Banking Center travels throughout the communities that we serve to offer financial literacy services to underserved communities.

Sustainable Business Practices
We are focused on operating our business in a sustainable manner, as we believe it better serves our communities and also has a positive effect on operating expenses.
Our corporate headquarters is located in a leased building that has been designated as a U.S. Green Building Council Leaders in Energy and Environmental Design (LEED) Gold level building. Additionally, our branch-light operating philosophy has allowed us to avoid the impact on the environment of operating a large number of facilities.
Our lending agreements require that energy industry and real estate construction clients comply with all applicable federal, state and local environmental regulatory requirements. The Company is proud to support clients who excel in sustainable business practices, including the following:

•	An energy client that is a leading residential solar and energy storage provider, delivering clean, affordable, and reliable energy to customers across the U.S. and its territories.

•	A client that is creates products from recycled plastic, agricultural waste and natural resources, while at the same time aiding in the fight against deforestation in the United States.
Actions in Response to the COVID-19 Pandemic
In March 2020, the outbreak of COVID-19 was recognized as a pandemic by the World Health Organization. The spread of COVID-19 has created a global public health crisis that has resulted in unprecedented uncertainty, volatility, and disruption in financial markets and in governmental, commercial and consumer activity in the United States and globally, including the markets that we serve. Our top priority during this time has been the health and welfare of our clients, colleagues, and communities. A number of initiatives have been implemented in response to COVID-19 as detailed below:

•	90% of our employees have been working virtually since March 2020, with limited impact on the execution of our business and client experience.

•	$717.5 million in Paycheck Protection Program loans were funded through June 30, 2020 to provide liquidity to borrowers impacted by the COVID-19 pandemic.

•	We implemented a short-term loan modification program to provide temporary relief to clients.

•
We deployed our Mobile Banking Center to a local hospital in Dallas, Texas where a mobile COVID-19 testing center had been set up. The Mobile Banking Center has served as a space of refuge for medical staff to rest in a private area with fully equipped facilities and, when needed, as an additional testing site.

Risk Oversight
Our board of directors is responsible for oversight of management and the business and affairs if the Company, including the management of risk. The board of directors oversees an enterprise-wide approach to risk management, intended to support the achievement of strategic objectives to optimize our organizational performance and enhance stockholder value while operating within the guidelines of our risk appetite statement. While the board of directors has the ultimate oversight responsibility for the risk management process, the board has authorized various committees to provide primary oversight of the Company’s enterprise risk management program. In addition, management has established an Executive Risk Committee (“ERC”) comprised of executives responsible for all major categories of risk to provide management oversight and guidance related to the Company’s enterprise risk management, including the CEO, the CFO, and the Chief Lending Officer. The ERC updates the Company's risk appetite statement and enterprise risk management policy on an annual basis and establishes various risk tolerances focused on quantitative and qualitative key risk indicators, which are ultimately approved by the board of directors.
The Risk Committee is charged with oversight of the Company’s management of credit, liquidity, strategic, market, operational (which includes information technology and cybersecurity), compliance, financial, and capital adequacy risk, including the annual review and approval of the Company's risk management framework and review and recommendation to the board of directors of the Company's risk appetite statement. The Risk Committee oversees the activities of the ERC, which is chaired by the Company's Chief Risk Officer ("CRO"), who has a direct reporting relationship to the Risk Committee. The Audit Committee assists the board of directors in monitoring the Company’s financial reporting risk, which includes the appropriateness of the allowance for credit losses, and regulatory compliance risk. The Human Resources Committee, in conjunction with its annual review and approval of the compensation of the Company’s CEO and senior management, considers whether the Company’s incentive plans encourage participants to take risks that would be reasonably likely to have a material adverse impact on the Company, and to the extent necessary, reviews and discusses with management any related risk mitigation features determined to be advisable.
Director Independence
The board of directors has determined that each director other than Mr. Helm qualifies as an “independent director” as defined in the Nasdaq Stock Market Listing Rules and as further defined by applicable statutes and regulations.
Board Leadership Structure
On May 25, 2020, Larry L. Helm, chairman of the board, succeeded C. Keith Cargill as CEO and president of the Company while the board of directors conducts a search to identify a permanent CEO. Prior to this date, the CEO and chairman positions were separated under the Company’s board leadership structure, with Mr. Helm acting as the non-executive chairman and Mr. Cargill serving as the CEO. The board of directors has determined that separating the CEO and chairman positions is the most effective way for its leadership to be structured and believes this is a best practice for governance, but has amended the Guidelines to allow for the present structure and the designation of an independent lead director on an interim basis during a CEO succession process. During the interim period in which Mr. Helm is serving as both CEO and chairman, James H. Browning has been appointed to serve as lead director. The members of the Company’s board of directors also serve as directors of the Bank in order to provide effective oversight of the Bank.
Mr. Browning brings a breadth of experience to his service as lead director, having served as a director of the Company and the Bank since 2009 and as chair of the Audit Committee and as a member of the Governance and Nominating Committee since 2012, while also serving as an independent director, chairman of the board and committee chair for other public companies. In his role as lead director, Mr. Browning’s duties include, but are not limited to, the following:

•	Serving as liaison between the chairman and the independent directors;

•	approving and supporting the creation of forward-looking agendas for meetings of the board;

•	coordinating the activities of the independent directors;

•	authorizing the retention of outside advisors and consultants by the board;

•	coordinating the evaluation of the chairman by the independent directors;

•	approving information delivered and communicated to the board, including the quality, quantity and timeliness of such information;

•	facilitating the board’s approval of the number and frequency of its meetings;

•	presiding over all board meetings at which the chairman is not present, including executive sessions of the independent directors;

•	calling meetings of the independent directors; and

•	serving as an ex-officio member of each board committee attending meetings of such committees.
Committees of the Board of Directors and Meeting Attendance
The board of directors had four standing committees during 2019. A general description of the functions performed by each committee and committee membership as of the date of this Proxy Statement is set forth below.

•
Governance and Nominating Committee. The Governance and Nominating Committee oversees the corporate governance policies for the Company and identifies, screens, recruits and recommends to the board of directors candidates to serve as directors. The Committee makes recommendations concerning the size and composition of the board of directors, considers any corporate governance issues that arise and develops appropriate recommendations, develops specific criteria for director independence and assesses the effectiveness of the board of directors. Governance and Nominating Committee members are Elysia Holt Ragusa (chair), James H. Browning, Robert W. Stallings, and Ian Turpin. Mr. Stallings joined the Committee in July 2020. Mr. Turpin is not standing for re-election at the Annual Meeting. The board of directors has adopted a charter for the Governance and Nominating Committee, which is available on the Company’s website at https://investors.texascapitalbank.com/govdocs. The Governance and Nominating Committee met eight times during 2019.
The Governance and Nominating Committee considers industry knowledge and other business expertise, personal traits such as character, integrity and wisdom, and the candidate’s understanding of business operations, marketing, finance or other aspects relevant to the success of a large publicly traded corporation in today’s business environment, among other factors, when evaluating candidates for the Company’s board of directors.
The Committee considers diversity when identifying nominees for director, looking primarily for diversity in professional experiences and skills, but also considering other dimensions of diversity, including gender and cultural background. Director searches in recent years have specified that candidates should provide diversity to the board in addition to specific experience and skill sets being sought; the individuals considered by the Governance and Nominating Committee in these searches have included diverse candidates and it is expected that future director searches will continue this practice. Two of the three most recent additions to the board of directors enhanced its gender and racial diversity.
These considerations ensure the board of directors is comprised of individuals who are able to contribute a variety of viewpoints, which the Committee believes is an important component in ensuring that the board exercises good judgment and diligence.
The Committee regularly assesses the size of the board of directors, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the board of directors. Candidates may come to the attention of the Committee from current directors, stockholders, professional search firms, officers or other persons. The Committee reviews all candidates in the same manner regardless of the source of the recommendation.

•
Audit Committee. The Audit Committee oversees the Company’s and the Bank’s processes related to financial and regulatory reporting, internal control and regulatory and legal compliance. The Audit Committee also oversees the Company’s internal control over financial reporting, management’s preparation of the financial statements of the Company, the Company’s methodology for establishing the allowance for credit losses and the sufficiency of quarterly provisions for credit losses, and reviews and assesses the independence and qualifications of the Company’s independent registered public accounting firm. The board of directors has adopted a written charter for the Audit Committee, which is available on the Company’s website at https://investors.texascapitalbank.com/govdocs. The Audit Committee appoints the firm selected to be the Company’s independent registered public accounting firm and monitors the performance of such firm, reviews and approves the scope of the annual audit and quarterly reviews and reviews with the independent registered public accounting firm the Company’s annual audit and annual consolidated financial statements. The Committee also oversees the Company’s internal audit staff, which includes reviewing with management the status of internal accounting controls, and evaluates areas having a potential financial or regulatory impact on the Company that may be brought to the Committee’s attention by management, the independent registered public accounting firm, the board of directors or by employees or other sources, including the Company’s confidential “hotline” maintained to allow employees to make confidential reports of matters requiring attention. The Audit Committee members are James H. Browning (chair), David S. Huntley, Charles S. Hyle and Patricia A. Watson. Ms. Watson is not standing for re-election at the Annual Meeting. The Audit Committee met five times during 2019.

The board of directors has determined that all of the Audit Committee’s members are able to read and understand fundamental financial statements as contemplated by the current listing standards of the Nasdaq Stock Market. The board of directors also determined that two members, Messrs. Browning and Hyle, qualify as “audit committee financial experts” as defined by the SEC and also satisfy the Nasdaq Stock Market’s financial sophistication requirements.

•
Human Resources Committee. The Human Resources Committee (“HR Committee”) advises management and makes recommendations to the board of directors with respect to the compensation and other employment benefits of executive officers and key employees of the Company. The HR Committee also administers the

Company's long-term incentive and annual incentive programs for executive officers and employees. The HR Committee’s Charter is available on the Company’s website at https://investors.texascapitalbank.com/govdocs. The HR Committee members are Dale W. Tremblay (chair), Elysia Holt Ragusa and Steven P. Rosenberg. The HR Committee met six times during 2019. For more information regarding the HR Committee’s processes and procedures for the consideration and determination of executive compensation, see the “Compensation Discussion and Analysis” later in this Proxy Statement.

•
Risk Committee. The Risk Committee oversees the Company’s policies and processes related to risk identification, assessment, monitoring and management, including the establishment of a comprehensive risk framework for the Company and setting and monitoring the risk appetite of the Company as described in more detail above at "Risk Oversight". The Risk Committee’s Charter is available on the Company’s website at https://investors.texascapitalbank.com/govdocs. The Risk Committee members are Charles S. Hyle (chair), Jonathan E. Baliff, Larry L. Helm and Robert W. Stallings. The Risk Committee met four times during 2019.

Communications with the Board
Stockholders may communicate with the board of directors, including the non-management directors, by sending an e-mail to bod@texascapitalbank.com or by sending a letter to the board of directors, c/o Corporate Secretary, 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201. The Corporate Secretary has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications. If deemed an appropriate communication, the Corporate Secretary will submit stockholder correspondence to the chairman of the board or to any specific director to whom the correspondence is directed.
Report of the Audit Committee
The Audit Committee's general role is to assist the board of directors in overseeing the Company's financial reporting process and related matters. The Audit Committee has reviewed and discussed with the Company's management and the Company's independent registered public accounting firm the audited financial statements of the Company for the year ended December 31, 2019.
The Audit Committee has also discussed with the Company's independent registered public accounting firm the matters required to be discussed pursuant to the Public Company Accounting Oversight Board Auditing Standard, Communications with Audit Committees. The Audit Committee has received and reviewed the written disclosures and the letter from the Company’s independent registered public accounting firm pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding communication with audit committees concerning independence, and has discussed with the independent registered public accounting firm the firm’s independence. The Audit Committee has also considered whether the provision of non-audit services to the Company by Ernst & Young LLP is compatible with maintaining their independence, and has determined that such independence has been maintained.
Based on the review and discussion referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 12, 2020.
This report is submitted on behalf of the Audit Committee of the board of directors of Texas Capital Bancshares, Inc.
James H. Browning, Chair
David S. Huntley
Charles S. Hyle
Patricia A. Watson
Code of Business Conduct and Ethics
The Company has adopted a Code of Business Conduct and Ethics ("Code of Conduct") that applies to all of its employees, including its CEO, CFO and Chief Accounting Officer. The Company has made the Code of Conduct available on its website at https://investors.texascapitalbank.com/govdocs. Any amendments to, or waivers from, our Code of Conduct applicable to our executive officers will be posted on our website within four days of such amendment or waiver.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following tables set forth information as of August 28, 2020 concerning the beneficial ownership of the Company’s common stock by: (a) each person the Company knows to beneficially own more than 5% of the issued and outstanding shares of a class of common stock, (b) each director, director nominee and NEO, and (c) all of the Company’s executive officers and directors as a group. The persons named in the table have sole voting and investment power with respect to all shares they owned, unless otherwise noted. In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options, restricted stock units ("RSUs") or stock appreciation rights ("SARs") held by that person that are currently exercisable or will become exercisable or vest within 60 days of August 28, 2020 are deemed exercised and outstanding.

Persons Known to Company Who Own More Than 5% of Outstanding Shares of Company Common Stock	Number of Shares of Common Stock Beneficially Owned		Percent of Shares of Common Stock Outstanding*
BlackRock, Inc. and certain affiliates	5,833,155	(1)	11.56%
The Vanguard Group and certain affiliates	4,876,485	(2)	9.67%

*	Percentage is calculated on the basis of 50,447,825 shares, the total number of shares of common stock outstanding on August 28, 2020.

(1)
As reported by BlackRock, Inc. on a Schedule 13G/A filed with the SEC on July 10, 2020, as of June 30, 2020 reporting sole voting power with respect to 5,730,807 shares and sole dispositive power with respect to 5,833,155 shares. Its address is 55 East 52nd St., New York, NY 10055.

(2)
As reported by The Vanguard Group on a Form 13F-HR filed with the SEC on August 14, 2020, as of June 30, 2020, reporting shared voting power with respect to 53,681 shares, sole dispositive power with respect to 4,786,716 shares and shared dispositive power with respect to 89,769 shares. Its address is 100 Vanguard Blvd., Malvern, PA 19355.

Name (1)	Number of Shares of Common Stock Beneficially Owned		Percent of Shares of Common Stock Outstanding
Vince A. Ackerson	31,071	(2)	*
Julie L. Anderson	32,777		*
Jonathan E. Baliff	2,976		*
James H. Browning	12,709		*
C. Keith Cargill	94,159		*
Larry L. Helm	51,834		*
David S. Huntley	2,332	(3)	*
Charles S. Hyle	5,255		*
Elysia Holt Ragusa	7,530		*
Steven P. Rosenberg	33,115		*
Robert W. Stallings	9,730		*
Dale W. Tremblay	8,730		*
John G. Turpen	3,864	(4)	*
Ian J. Turpin	25,227	(5)	*
Patricia A. Watson	5,282		*
All executive officers and directors as a group	326,591		0.65%

*	Less than 1% of the issued and outstanding shares of the class.

**	Percentage is calculated on the basis of 50,447,825 shares, the total number of shares of common stock outstanding on August 28, 2020.

(1)	Unless otherwise stated, the address for each person in this table is 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201.

(2)	Includes 29,382 shares held by Mr. Ackerson. Also includes 1,689 shares held by JAKS Partners, LTD. Mr. Ackerson is the general partner of JAKS Partners.

(3)	Includes 2.165 shares held by Mr. Huntley, as well as 167 shares of restricted common stock as to which restrictions lapse on January 23, 2021, but for which he has voting power.

(4)	Includes 1,664 shares held by Mr. Turpen, as well as 2,200 shares that will vest within 60 days.

(5)
Includes 5,809 shares held by Mr. Turpin, as well as 2,242 RSUs that will vest within 60 days. Also includes 5,951 shares held by Johnson Management Trust, 9,321 shares held by The Nini Gift Trust and 1,904 shares held in the Rebekah Johnson Nugent 1976 Trust, each of which Mr. Turpin’s spouse serves as the trustee.

EXECUTIVE COMPENSATION
Executive Officers
Our currently serving executive officers, and the positions held by them as of the date of this proxy statement, are:
Larry L. Helm, Executive Chairman, Chief Executive Officer and President of the Company and Texas Capital Bank. Mr. Helm has served as an executive officer since May 2020 after having served as a director since January 2006 and as chairman of the board since May 2012. He was employed as a senior advisor for Accelerate Resources, LLC, a company engaged in the acquisition of non-operated oil and natural gas properties and mineral interests located in the Permian Basin and other areas, from August 2017 until May 2020. He served as Executive Vice President of Corporate Affairs at Halcón Resources from January 2013 to March 2016 and as Executive Vice President, Finance and Administration, for Petrohawk Energy Corporation from June 2004 until July 2011. He served as Vice President-Transition with BHP Billiton prior to joining Halcón Resources in 2012. Prior to joining Petrohawk, Mr. Helm spent 14 years with Bank One, most notably as Chairman and CEO of Bank One Dallas and head of U.S. Middle Market Banking.
C. Keith Cargill, Vice Chairman of the Company. Mr. Cargill, age 67, has served as Vice Chairman of the Company since May 2020 after having served as President and CEO of the Company and as a member of the board of directors from January 2014 to May 2020 and as CEO of the Bank from June 2013 to May 2020. He served as President of the Bank from October 2008 to May 2020 and as Chief Lending Officer of the Bank since its inception in December 1998 through July 2013. Mr. Cargill has more than 30 years of banking experience in the North Texas area.
Julie L. Anderson, CFO and Secretary of the Company and CFO of Texas Capital Bank. Ms. Anderson, age 52, has served as the Company’s CFO since July 2017, and served as Chief Accounting Officer from December 2003 through August 2018. She assumed the role of CFO of Texas Capital Bank in July 2013 and the role of Corporate Secretary in May 2014. She served as the Company’s Controller from February 1999 to June 2017.
Vince A. Ackerson, Vice Chairman of Texas Capital Bank. Mr. Ackerson, age 63, has served as Vice Chairman of Texas Capital Bank since August 2019. Prior to holding this position, he served as Texas President and Chief Lending Officer of Texas Capital Bank from July 2013 to August 2019. He served as Dallas Regional President from October 2008 to July 2013 and as Executive Vice President of Dallas Corporate Banking since the Bank’s inception in December 1998 through July 2013.
John G. Turpen, CRO of the Company and CRO of Texas Capital Bank. Mr. Turpen, age 51, assumed the role of CRO of Texas Capital Bank in September 2018 and assumed the role of CRO of the Company on January 1, 2019. From April 2016 to September 2018, Mr. Turpen served as chief risk officer for corporate and commercial banking at U.S. Bancorp. Mr. Turpen joined U.S. Bancorp in 2009 after holding increasingly senior positions in credit, risk and strategic planning at HSBC and Wells Fargo. Mr. Turpen’s banking career spans more than 20 years.
Our named executive officers ("NEOs") for 2019 include Mr. Cargill, Ms. Anderson, Mr. Ackerson, and Mr. Turpen. Mr. Helm succeeded C. Keith Cargill as CEO and President of the Company on May 25, 2020, and so did not serve as an NEO in 2019.
Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides an overview of our compensation programs, explains our compensation philosophy, policies and practices, and describes the material compensation decisions we have made under such programs to our NEOs for 2019, which include Mr. Cargill, Ms. Anderson, Mr. Ackerson, and Mr. Turpen.
In view of the Company’s competitive performance, historical earnings levels and growth in earnings, the HR Committee believes that the Company’s executive compensation philosophy and practices have been successful in attracting and retaining talented, dedicated executive officers and providing them with competitive compensation levels that are properly aligned with shareholder interests.

2019 Financial and Business Highlights

•	Net income of $322.9 million, increasing 7% from 2018 and 64% from 2017;

•	Net interest income of $979.7 million compared to $914.9 million in 2018 and $761.3 million in 2017;

•	Earnings per share of $6.21 compared to $5.79 in 2018 and $3.73 in 2017;

•	11% increase in total loans, primarily due to growth in total mortgage finance loans; and

•	28% increase in total deposits compared to prior year.
The Company performed well in 2019, reporting record net income of $322.9 million. We benefited from continued growth in total mortgage finance loans, including mortgage correspondent aggregation loans, and total deposits. Our net interest income reached a record of $979.7 million, primarily due to an increase in average earning assets of $5.7 billion, offset by the effect of decreases in interest rates on loan yields, an increase in average interest-bearing liabilities of $4.3 billion and the effect of increasing funding costs. These results were accomplished organically without dilutive acquisitions and are consistent with the Company’s high level of performance over the past five years. At $6.21 per share, 2019 was the best earnings per share ("EPS") year in our history.
Executive Summary
Our compensation philosophy demands that executive compensation track appropriately to the Company’s economic performance, as well as management’s performance. The HR Committee and the board of directors believe that the Company’s financial performance and our management’s overall performance in 2019 were outstanding.
The HR Committee believes that executive pay and performance of the Company continue to be appropriately aligned. The key NEO pay decisions during 2019 were as follows:

•	NEOs received salary increases ranging from 3% to 6% in 2019. Salary increases were determined by the HR Committee, as described in more detail under "Base Salary."

•
For 2019, annual incentive payouts for NEOs were at 132.5% of target. As described in more detail under "Annual Incentive Plan" the annual incentive plan was based on achievement of performance goals related to net income and credit quality, as well as individual management strategic objectives ("MSOs").

•
Long-term incentive awards in the form of time-based restricted stock units ("RSUs") and performance-based RSUs were granted to NEOs in March 2019, as described in more detail under "Long-Term Incentive Compensation."

Objectives of Executive Compensation
We provide a compensation package for our NEOs that is primarily driven by the overall economic performance of the Company, together with a focus on the performance of each executive, which we believe impacts our overall long-term profitability. The objectives of our executive compensation programs are:

•
to attract and retain highly qualified executive officers by providing total compensation opportunities that are competitive with those provided in the industry and commensurate with the Company’s business strategy and performance objectives;

•	to provide incentive and motivation for our executive officers to enhance stockholder value by linking their compensation to the value of our common stock;

•	to provide an appropriate mix of fixed and variable pay components to establish a "pay-for-performance" oriented compensation program; and

•
to provide competitive compensation opportunities and financial incentives without imposing excessive risk to the Company, and to ensure that appropriate standards related to asset quality, capital management and expense management are maintained.

Oversight of Executive Compensation Program
The HR Committee of our board of directors oversees our executive compensation programs. Each member of the HR Committee is an "independent director" as defined by the Nasdaq Stock Market Listing Rules. With approval by the board, the HR Committee has developed and applied a compensation philosophy that focuses on a combination of competitive base salary and incentive compensation, including cash and equity-based programs, which are directly tied to performance and creation of stockholder value.
The HR Committee meets throughout the year, including formal meetings, informal conferences and discussions with management and consultants. The HR Committee works with executive management, primarily our CEO, to assess the compensation approach and compensation levels for our executive officers and key employees other than the CEO. The HR Committee makes recommendations to the board of directors with respect to the overall executive compensation and employment benefits, philosophy and objectives of the Company. The HR Committee establishes objectives for the Company’s CEO and sets the CEO’s compensation based, in part, on the evaluation of market data provided by its independent consultant. The HR Committee also reviews and recommends to the board the Company's annual and long-term incentive plans for executive officers and key employees.
The HR Committee regularly reviews the Company’s compensation programs to ensure that compensation levels and incentive opportunities are competitive and reflect performance. Factors considered in assessing the compensation of individual officers may include the Company’s overall performance, the officer’s experience, performance and contribution to the Company, the achievement of strategic goals, external equity and market value, internal equity, fairness and retention. There are no material differences in compensation policies and approach among the NEOs, as all relate primarily to performance and contribution in achieving consolidated results. In the case of the NEOs other than the CEO, the CEO makes recommendations to the HR Committee regarding salary increases, annual incentive amounts and total compensation levels.
Compensation Risk Oversight
The HR Committee regularly reviews all compensation plans to identify whether any of the Company’s or the Bank’s compensatory policies or practices incent behavior that creates excessive or unnecessary risk to the Company. In 2018, the HR Committee conducted a risk assessment with the assistance of Pearl Meyer & Partners, LLC ("Pearl Meyer"), its independent compensation advisor. In 2019, the HR Committee reviewed the 2018 risk assessment in light of the current status of the Company and its compensation policies and practices. Based on the results of this review, the HR Committee determined that our compensation program does not create risks that are reasonably likely to have a material adverse effect on the Company.
Equity Incentive Philosophy
The HR Committee believes that the direct ownership of substantial amounts of common stock combined with stock-settled incentives combine to strongly align the interests of the Company’s senior executive officers with the interests of stockholders. The Company’s NEO compensation arrangements place a large amount of each individual’s future compensation “at risk” relative to the performance of the Company’s common stock. Our NEOs’ significant investments in our common stock, as required by our executive stock ownership guidelines, also make our executives sensitive to declines in our stock price.
The HR Committee generally considers the returns realized by stockholders through increases or decreases in the price of the Company’s common stock in the course of establishing NEO equity incentive compensation performance targets and in determining annual incentive compensation and vesting of long-term performance-based incentives, but has determined that it would be inappropriate to base specific incentive compensation award amounts or vesting determinations on stockholder return measures such as total stockholder return. This is primarily based upon concern that the Company’s NEO compensation measures not incent excessive risk-taking behavior in times when market perceptions of matters outside of our executives’ control, such as future commodity price risk, interest rate changes, earnings multiples applied to financial services companies generally, tax law changes or the expectation of future easing of regulatory compliance costs, introduce significant volatility into our stock price.
Our long-term performance-based incentives are earned based on achievement of performance measures such as EPS and return on equity ("ROE"). These performance measures are based on the Company’s financial performance and take into account the importance of balancing the risk appetite and risk management framework established by the board of directors, regulatory expectations for safe and sound operation of a federally insured bank and the desire and ability of our executive leadership and employees to achieve long-term, sustainable growth in stockholder value.
Consideration of Most Recent Advisory Stockholder Vote on Executive Compensation
At our 2019 Annual Meeting of Stockholders, we received the affirmative support of 98% of votes cast in favor of our 2018 executive compensation, as disclosed in the 2019 Proxy Statement. The board and the HR Committee value the perspectives of our stockholders on executive compensation. In considering the results of this advisory vote, the HR Committee concluded that the compensation paid to our NEOs and the Company’s overall pay practices enjoy strong stockholder support.
The Company maintains active engagement with our stockholders, communicating directly with the holders of more than 50% of our outstanding common stock each year regarding the Company’s performance and responding to any questions or issues they may raise. Future advisory votes on executive compensation will continue to serve as an additional tool to guide the board and the HR Committee in evaluating the alignment of the Company’s executive compensation program with the interests of the Company and its stockholders.
An advisory vote at the Company’s 2017 Annual Meeting of Stockholders confirmed that stockholders overwhelmingly favored an annual advisory vote on executive compensation. Consistent with this preference, the board implemented an annual advisory vote on executive compensation until the next required vote on the frequency of stockholder votes on executive compensation, which is scheduled to occur at the 2023 Annual Meeting of Stockholders.
Role of the Compensation Consultant
The HR Committee engaged Pearl Meyer as its independent executive compensation consulting firm for 2019 to provide:

•	expertise on compensation strategy and program design;

•	information relating to the selection of the Company’s peer group and compensation practices employed by the peer group and overall market;

•	advice regarding structuring and establishing executive compensation plans or arrangements that are aligned with the objectives of the Company and the interests of stockholders; and

•	recommendations to the HR Committee concerning the existing executive compensation programs and changes to such programs.
The HR Committee has determined that a formal executive compensation market/peer review will be performed every other year and engaged Pearl Meyer to perform such review most recently in 2018, which we refer to as the Pearl Meyer 2018 Review. The Pearl Meyer 2018 Review provided the HR Committee with a market competitive executive compensation analysis for the NEOs, including base salary, annual incentives, long-term incentives and nonqualified deferred compensation plans, including retirement benefits. To assist in determining 2019 base salaries and incentive compensation, the HR Committee used the Pearl Meyer 2018 Review and market data regarding performance of comparable financial services companies, and considered the Company’s financial performance and each NEO’s individual performance. The next executive compensation market/peer review will be performed in 2020.
Pearl Meyer provided its executive compensation consulting services under the direction of the HR Committee and did not provide any additional services to the Company. Our management provides input to the compensation consultant but does not direct or oversee its activities with respect to our executive compensation programs. In order not to impair the independence of the compensation consultant, or create the appearance of an impairment, the Committee follows a policy that the compensation consulting firm may not provide other services to the Company. The HR Committee has evaluated Pearl Meyer’s independence, including the factors relating to independence specified in Nasdaq Stock Market Listing Rules, and determined Pearl Meyer to be independent.

Peer Company Compensation Data
The HR Committee works with the independent consultant to collect and review competitive market compensation practices. As one point of reference, the HR Committee reviews compensation practices for a peer group of publicly traded banks and bank holding companies of comparable size. The peer group used in evaluating and setting 2019 NEO compensation included the following:

Associated Banc-Corp	PacWest Bancorp
BankUnited, Inc.	Pinnacle Financial Partners, Inc.
BOK Financial Corporation	Prosperity Bancshares Inc.
Cullen/Frost Bankers, Inc.	Signature Bank
First Midwest Bancorp, Inc.	SVB Financial Group
F.N.B. Corporation	Western Alliance Bancorporation
IberiaBank Corporation	Wintrust Financial Corporation
For 2019 the 2018 peer group was adjusted by removing MB Financial, Inc., which was acquired by another financial institution in April 2019, TCF Financial Corporation, which merged with another financial institution in August 2019, and TrustMark Corporation, whose asset size was determined to fall below an appropriate minimum for the 2019 peer group. BankUnited, Inc was added to the peer group for 2019 due to its comparable asset size and other characteristics, including its focus on organic growth of its regional banking franchise augmented by select national product lines.
The HR Committee targets total compensation paid to the Company’s executive officers to be aligned with the 50th percentile of the Company’s peer group and market. Some executive officers may be below the 50th percentile, while some may be above, depending on the facts and circumstances of each executive including experience, time in position and performance.
Elements of our Compensation Program
Our compensation program for executive officers consists of the following elements:

•	base salary;

•	annual incentive compensation;

•	long-term incentive compensation; and

•	other retirement and health benefits.
Base Salary
Base salaries are designed to compensate executive officers for their roles and responsibilities and to provide competitive levels of fixed compensation that reflects their experience, duties and scope of responsibilities. We pay competitive base salaries in order to recruit and retain executives of the quality necessary to ensure the success of our Company. Base salaries for the NEOs are subject to annual review, but are not always adjusted on an annual basis. The HR Committee determines the appropriate level and timing of changes in base compensation for the NEOs (other than the CEO) based on the recommendation of the CEO. In making determinations of salary levels for the NEOs, the HR Committee considers the entire compensation package for each NEO, including annual incentive compensation and equity-based compensation provided under our long-term compensation plan.
The HR Committee determines the level of periodic salary increases after reviewing:

•	the qualifications, experience and performance of each executive officer;

•	the compensation paid to persons having similar duties and responsibilities in our peer group companies; and

•	the nature of the Bank’s business, the complexity of its activities and the importance of the executive’s experience to the success of the business.

After considering these factors, reviewing results of the Pearl Meyer 2018 Review and discussing proposed salaries for the other NEOs with the CEO, the HR Committee recommended, and the board approved, annual salaries with the indicated percentage increases, effective March 1, 2019, as follows: Mr. Cargill $1,000,000 (4%), Ms. Anderson $500,000 (4%), Mr. Ackerson $540,500 (6%), and Mr. Turpen $455,000 (3%).
Annual Incentive Compensation
We provide annual cash incentive opportunities to motivate and reward the NEOs for achievement of financial results as well as strategic and business objectives. A target bonus opportunity is set for each NEO as a percentage of base salary, with the percentage varying depending on their position. For 2019, the annual incentive target amounts for the NEOs were as follows:

Executive Officer	Target Incentive (% of Base Salary)	Target Incentive ($)
C. Keith Cargill	115%	$1,150,000
Julie L. Anderson	80%	$400,000
Vince A. Ackerson	85%	$459,425
John G. Turpen	75%	$341,250
Actual incentive amounts that could be earned by the NEOs for 2019 were based on the level of achievement of performance goals relating to the following key metrics: net income (65%), credit quality (25%) and MSOs (10%).
For the net income metric, NEOs could earn between 25% (for performance at threshold levels) and 150% (for performance above target levels) of their respective weighted target bonus amounts. With respect to the net income metric, the target performance goal was $327.0 million, which would result in a payout of 100% of the weighted target incentive; the threshold performance goal was $280.0 million, resulting in a payout of 25% of the weighted target incentive; and the maximum threshold performance goal was $360.0 million, resulting in a payout of 150% of the weighted target incentive.
For the credit quality metric, NEOs could earn between 0% and 100% of the weighted target amount based on performance measured against board-approved guidelines and tolerances reviewed by the Risk Committee throughout the year.
For the MSO metric, NEOs could earn between 0% and 100% of the weighted target amount based on the HR Committee’s qualitative assessment of the NEO’s successful completion of specific business and financial objectives and strategic initiatives related to the NEO’s areas of responsibility in the business as approved by the HR Committee at the beginning of the year.
In addition, in determining the amount of annual incentives earned, the HR Committee considers the performance of the Company relative to its peer group, and also considers the entire compensation package of each of the NEOs and the performance of that individual.
The HR Committee met in February 2020 to consider the Company’s performance against incentive goals and to determine the annual incentives to be paid to the NEOs. For 2019, the following results were achieved and considered in determining NEO incentive compensation:

•
Adjusted net income of $373.2 million, which exceeded 150% of target for this metric, resulting in a maximum payout of 97.5% of each NEO’s aggregate target amount. Net income for the period was adjusted upward for the net impact of unanticipated declines in interest rates experienced in 2019 and was adjusted downward for gains related to the settlement of certain legal claims in 2019, both of which were determined by the HR Committee not to be attributable to management’s performance.

•
Credit quality results were measured against board-approved guidelines and tolerances reviewed by the Risk Committee throughout the year and were determined to equal 100% of target for this metric, resulting in a payout of 25.0% of each NEO’s aggregate target amount.

•
Achievement of individual MSOs were reviewed and determined by the HR Committee to equal 100% of target for this metric for each NEO, resulting in a payout of 10.0% of each NEO’s aggregate target amount.

Based on the achievement of the financial, business and individual performance goals described above, the HR Committee awarded the following annual incentives to the NEOs for fiscal year 2019:

Executive Officer	Target Incentive ($)	Incentive Earned (% of Target)	Incentive Earned ($)
C. Keith Cargill	$1,150,000	132.5%	$1,523,750
Julie L. Anderson	$400,000	132.5%	$530,000
Vince A. Ackerson	$459,425	132.5%	$608,738
John G. Turpen	$341,250	132.5%	$452,156
Long-Term Incentive Compensation
Long-term incentive awards for our NEOs include equity-based awards issued pursuant to our Amended and Restated 2015 Long-Term Incentive Plan (the "2015 Plan") that are designed to directly align the interests of the NEOs with those of our stockholders and to motivate the NEOs to increase the value of the Company to stockholders over the long term.
2019 Grant of Equity Awards
In February 2019, the Company made an annual grant of equity awards to the NEOs. The 2019 equity awards consisted of RSUs, 50% of which were time-based awards and 50% of which were performance-based awards. The time-based RSUs vest on the third anniversary of the grant date, subject to the executive’s continued employment with the Company. The performance-based RSUs may be earned in amounts ranging from 0% to 150% of the target award, based on the Company’s level of achievement of performance goals relating to (i) average EPS growth (25% weighting), (ii) average EPS growth relative to the peer group (25% weighting), (iii) average ROE relative to the Company’s three-year plan (25% weighting), and (iv) average ROE relative to the peer group (25% weighting) for the three-year period ending December 31, 2021.
When considering the 2019 awards, the HR Committee started with an intended target value for each NEO, which was based on a percentage of his or her base salary. For 2019, the target values for equity awards to the NEOs, as a percentage of their respective base salaries, were as follow: Mr. Cargill, 230%; Ms. Anderson, 115%; Mr. Ackerson, 120%; and Mr. Turpen, 100%. The amounts of the grants were based on a variety of factors deemed relevant by the HR Committee, including the Company’s performance, the NEO’s level of responsibility, an assessment of individual performance made by the Committee, including discussion of the performance of the other NEOs with the CEO, and competitive market data. The number of time-based RSUs and the target number of performance-based RSUs (including the threshold and maximum number of performance-based RSUs that could be earned) granted to each NEO are set forth below in the 2019 Grants of Plan-Based Awards Table.
The RSUs will be forfeited upon an NEO’s termination of employment, except as otherwise provided below. The RSUs provide for accelerated vesting if an NEO is terminated without cause or terminates his or her employment for good reason (each as defined in the NEO’s employment agreement) following a change in control of the Company, regardless of whether the performance criteria have been achieved. If an NEO violates the provisions of any agreement with the Company that contains confidentiality, non-solicitation or other protective or restrictive covenant provisions, any unvested awards will cease to vest, any undelivered shares will be forfeited and any net shares delivered to the NEO with respect to the awards must be immediately returned to the Company.
2017 Grants of Performance-Based RSUs - Performance Results and Payouts
The Company made an annual grant of RSUs in March 2017. The grants were structured in a manner consistent with the 2019 grants described above, with awards consisting of 50% time-based RSUs and 50% performance-based RSUs. The 2017 performance-based RSUs could be earned in amounts ranging from 0% to 150% of the target award, based on the Company’s level of achievement of performance goals relating to EPS compound annual growth rate ("CAGR") and average ROE over a three-year performance period.

The following table sets forth the range of specific targets, relative weights and resulting payouts for the 2017 performance-based RSUs for the three-year period ending December 31, 2019, as established at the time the awards were granted:

Target EPS CAGR (25% weight)	Payout (as a % of weighted Target Award)	Target EPS CAGR Peer Rank (25% weight)	Payout (as a % of weighted Target Award)	Target Average ROE (25% weight)	Payout (as a % of weighted Target Award)	Target Average ROE Peer Rank (25% weight)	Payout (as a % of weighted Target Award)
5%	50%	Bottom quartile	0%	9.6%	50%	Bottom quartile	0%
10%	75%	25th to 39.9th%	50%	9.8%	75%	25th to 39.9th%	50%
15%	100%	40th to 59.9th%	100%	10.0%	100%	40th to 59.9th%	100%
18%	125%	60th to74.9th%	125%	10.2%	125%	60th to74.9th%	125%
20%	150%	Top Quartile	150%	10.4%	150%	Top Quartile	150%
Payouts for results falling between the specified values reflected above are determined based on straight-line interpolation.
The three-year performance period with respect to the 2017 performance-based RSUs concluded on December 31, 2019. The following table sets forth the Company’s actual achievement of performance goals for the 2017 performance-based RSUs and the resulting payout percentages. Actual EPS was adjusted downward for the impact of a reduction in the Company’s income tax rate as a result of the Tax Cuts and Jobs Act enacted in December 2017 that the HR Committee determined did not result from management’s performance.

Adjusted EPS CAGR (25% weight)	Payout (as a % of weighted Target Award)	Adjusted EPS CAGR Peer Rank (25% weight)	Payout (as a % of weighted Target Award)	Actual Average ROE (25% weight)	Payout (as a % of weighted Target Award)	Actual Average ROE Peer Rank (25% weight)	Payout (as a % of weighted Target Award)
17.8%	123%	60th%	125%	11.68%	150%	60th%	125%
Based on the Company’s actual achievement of performance goals for the three-year period ending December 31, 2019, the NEOs who received 2017 performance-based RSUs earned the following payouts:

Executive Officer	Target Award of 2017 Performance-Based RSUs	Aggregate Payout Factor (% of Target Award)	Shares Earned and Paid Out
C. Keith Cargill	10,008	130.8%	13,086
Julie L. Anderson	2,032	130.8%	2,657
Vince A. Ackerson	2,519	130.8%	3,294
Other Benefits
Retirement Savings Opportunity. All employees may participate in our 401(k) Retirement Savings Plan (the "401(k) Plan"). Each employee may make before-tax contributions of up to 85% of their eligible compensation, subject to current Internal Revenue Service limits. We provide the 401(k) Plan to help our employees save some amount of their cash compensation for retirement in a tax efficient manner. Since 2006, we have matched contributions made by our employees to the 401(k) Plan based upon a formula that considers the amount contributed by the respective employee, with a vesting scheduled based upon the employee’s tenure with the Company. The matching contributions for each NEO are set forth in the 2019 All Other Compensation Table. We do not provide an option for our employees to invest in our common stock through the 401(k) Plan. We have not historically provided any retirement plans, such as defined benefit, defined contribution, supplemental executive retirement benefits, retiree medical or deferred compensation plans requiring mandatory Company contributions, to our employees or the NEOs, other than the 401(k) Plan and the Nonqualified Deferred Compensation Plan described below.
Nonqualified Deferred Compensation Plan. The Company offers a nonqualified deferred compensation plan for our executives and key members of management in order to assist us in attracting and retaining these individuals. Participants in the plan may elect to defer up to 75% of their annual salary and/or short-term incentive payout into deferral accounts that mirror the gains or losses of specified investment funds or market indexes approved by the HR Committee and selected by the participants. These investment alternatives are similar to the choices under the 401(k) Plan. The gains and losses credited to each participant’s deferral account are subject to the same investment risk as an actual investment in the specified investment funds or market indexes. The Company restores any lost company match in the 401(k) Plan due to legal limits on qualified plans. In 2019, we matched contributions made by participants into the nonqualified deferred compensation plan based upon a formula that considers the amount contributed by the respective employee with a vesting scheduled based upon the employee’s tenure with the Company. All participant contributions to the plan and any related earnings are immediately vested and may be withdrawn upon the participant’s separation from service, death or disability or upon a date specified by the participant.
Health and Welfare Benefits. All full-time employees, including our NEOs, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance. We provide these benefits to meet the health and welfare needs of employees and their families.
Employment Agreements
The Company maintains employment agreements with each of its NEOs other than Mr. Helm. The material terms of each NEO’s employment agreement are described below.
Transition Letter Agreement and Amended and Restated Employment Agreement between Mr. Cargill and the Company
On May 29, 2020, the Company entered into a transition letter agreement with Mr. Cargill (the “Transition Agreement”) establishing his compensation as Vice Chairman of the Company through January 1, 2021 (the "Transition Period") and amending certain terms of the Amended and Restated Executive Employment Agreement between Mr. Cargill and the Company that became effective on December 18, 2014 (the "Cargill Agreement"). During the Transition Period, Mr. Cargill’s compensation as Vice Chairman will include continuation of his current rate of annual base salary, a cash bonus payment of $589,375 paid at commencement of the Transition Period (the “Commencement Bonus”), eligibility for an annual incentive bonus for fiscal year 2020 of at least $1,000,000 (payment of which will be reduced by the amount of the Commencement Bonus), and a 2020 grant of time-based RSUs with a grant date fair value of $2,300,000. The Transition Agreement also provides that in lieu of the severance benefits that Mr. Cargill would otherwise be entitled to receive under his current employment agreement with the Company, upon his separation from the Company at the conclusion of the Transition Period on January 1, 2021 (the “Separation Date”), Mr. Cargill will be entitled to the following benefits:

(1)
A cash payment equal to eighteen months of Mr. Cargill’s base salary as in effect on the Separation Date, plus a cash payment equal to 1.5 times the average of the annual cash bonuses paid by the Company for the 2018 and 2019 bonus plan years, one-third of such amounts to be payable in a lump sum on the first payroll date in February 2021 and two-thirds of such amounts to be payable in equal monthly installments over a period of twelve months in accordance with the Company's regular payroll practices beginning on the first payroll date coinciding with or next following the date that is sixty days after the Separation Date (the "Cash Severance Payments").

(2)
Continued vesting of the performance portion of outstanding RSUs and any other performance-based awards granted to Mr. Cargill pursuant to the 2015 Plan, in accordance with their terms and subject to the achievement of the applicable performance conditions that remain outstanding as of the Separation Date.

(3)	Continued vesting of the time-based portion of outstanding RSUs that did not otherwise vest on or before the Separation Date, in accordance with their terms.

(4)
A one-time lump sum payment of $20,000 as reimbursement for Mr. Cargill’s out-of-pocket legal expenses and reasonable expenses incurred in connection with the Transition Agreement and other office and administrative expenses.

The Transition Agreement provides that if Mr. Cargill’s employment is terminated without cause (as is defined in the Cargill Agreement) or due to death or disability prior to the Separation Date, Mr. Cargill or his estate will be entitled to receive all remaining compensation due to him during the transition period (including any remaining 2020 annual base salary payments) and the Cash Severance Payments.
Subject to the arrangements set forth in the Transition Agreement as described above, Mr. Cargill’s employment continues to be subject to the restrictive covenants set forth in the Cargill Agreement, except that he will be subject to non-competition and non-solicitation restrictive covenants for a period of eighteen months, instead of one year, following his termination of employment with the Company. The Transition Agreement provides that if Mr. Cargill's employment is terminated by the Company for "Cause", as defined in the Cargill Agreement, or by Mr. Cargill for any reason during the Transition Period, he will not be entitled to receive the benefits provided in the Transition Agreement other than certain non-contingent benefits specified therein.
The Cargill Agreement as in effect prior to May 25, 2020 had an initial term of one year with automatic renewal for successive one-year terms unless notice of non-renewal was given by either party. "Cause" as defined in the Cargill Agreement includes: (1) fraud, misappropriation or embezzlement; (2) the material breach of the executive's responsibilities, restrictive covenants or fiduciary duties; (3) conviction of a felony or crime of moral turpitude; (4) illegal use of drugs interfering with the performance of his duties; or (5) acceptance of other employment without permission.
If terminated by the Company without cause or by non-renewal, or by Mr. Cargill for “good reason,” the Cargill Agreement provided that Mr. Cargill would receive a cash payment equal to twelve months’ base salary, a cash payment equal to his average annual incentive payment for the two prior years and continued medical insurance benefits for twelve months following termination. "Good reason" is defined as (1) an assignment of duties that are functionally inferior to the duties set forth in the Cargill Agreement; (2) a change of employment location which is more than 50 miles from the Company’s current executive offices; or (3) a reduction in salary, other than as part of a proportionate reduction affecting all other senior officers.
If, in connection with a "change in control", as defined in the Cargill Agreement, Mr. Cargill’s employment was terminated either (1) by the Company or the successor entity without cause, or (2) by Mr. Cargill for good reason, the Cargill Agreement provided that Mr. Cargill would receive a lump sum payment equal to 2.5 times his average base salary and the average annual incentive payment to him for the two years preceding the change in control. This change in control payment is in lieu of any other amounts to which he would have been entitled under the Cargill Agreement.
As a means of providing protection to the Company’s stockholders, under certain adverse conditions such as dissolution, bankruptcy or a distressed sale of the Company’s assets or stock for the purpose of avoiding a bankruptcy proceeding or at the recommendation of regulatory authorities, the Cargill Agreement and the Transition Agreement provide that the above described payments will not occur, except for the cash payments described above that would be owing upon Mr. Cargill’s voluntary termination of employment.
The Cargill Agreement contains other terms and conditions, including non-competition and non-solicitation provisions, confidentiality obligations and restrictions on Mr. Cargill’s ability to be involved with a competing bank or company with a place of business in Texas.
Amended and Restated Executive Employment Agreement between Ms. Anderson and the Company
The Company entered into an Amended and Restated Executive Employment Agreement with Ms. Anderson effective July 1, 2017, which we refer to as the "Anderson Agreement". The Anderson Agreement had an 18-month initial term and automatically renews for successive one-year terms unless earlier terminated.
The Anderson Agreement terminates upon Ms. Anderson’s death or disability, upon her voluntary termination of employment or upon her termination for cause. Upon any such termination, Ms. Anderson would be entitled to receive her base salary, pro-rated through the termination date, any unpaid but accrued vacation benefits and any unreimbursed business expenses.
Termination for "cause" means the Company’s termination of Ms. Anderson’s employment for any of the following reasons: (1) fraud, misappropriation or embezzlement; (2) the material breach of Ms. Anderson’s executive responsibilities or of the protective covenants in the Anderson Agreement; (3) conviction of a felony or crime of moral turpitude; (4) intentional breach of any non-disclosure or non-competition/non-solicitation agreement with the Company or the Bank; (5) intentional failure to perform her duties and responsibilities; (6) illegal use of drugs interfering with Ms. Anderson’s performance of her duties; (7) acceptance of other employment without permission; or (8) her material breach of fiduciary duties owed to the Company.

If Ms. Anderson's employment is terminated by the Company without cause or upon notice, or Ms. Anderson terminates her employment for good reason, Ms. Anderson would be entitled to a cash payment equal to twelve months' base salary, a cash payment equal to her average annual incentive payment for the two preceding bonus plan years and continued medical insurance benefits for twelve months following termination. If Ms. Anderson's employment is terminated without cause or for good reason within the period beginning 90 days before and ending 18 months following a "change in control" of the Company as defined in the Anderson Agreement, Ms. Anderson would be entitled to a cash payment equal to 2.5 times her average base salary and cash bonus in effect for the two preceding bonus plan years and continued health and welfare benefits that are no less favorable than the benefits to which Ms. Anderson was entitled prior to the change-in-control for a period of 18 months following termination. "Good reason" is defined as: (1) an assignment of duties that are functionally inferior to her duties set forth in the Anderson Agreement; (2) a change of employment location which is more than 50 miles from the Company’s current executive offices; (3) a reduction in salary, other than as part of a proportionate reduction affecting all other senior officers; or (4) the delivery by the Company of a notice of non-renewal of the Anderson Agreement in connection with certain change in control events.
As a means of providing protection to the Company’s stockholders, under certain adverse conditions such as dissolution, bankruptcy or a distressed sale of the Company’s assets or stock for the purpose of avoiding a bankruptcy proceeding or at the recommendation of regulatory authorities, the above described payments would not occur except for the cash payments that would be owing upon Ms. Anderson’s termination of employment due to death or disability, voluntary termination of employment or termination for cause. If the described adverse conditions occur and Ms. Anderson’s termination of employment is without cause or for good reason, she would also be entitled to a cash payment equal to six months base salary.
The Anderson Agreement contains other terms and conditions, including non-competition and non-solicitation provisions, confidentiality obligations and restrictions on Ms. Anderson’s ability to be involved with a competing state or national bank or company providing similar services with a place of business in Texas during her employment and for the one-year period following her termination or resignation.
Retirement Transition Agreement and Amended and Restated Executive Employment Agreement between Mr. Ackerson and the Company
On July 29, 2019, the Company announced Mr. Ackerson’s planned retirement from the Company, which is expected to become effective August 31, 2021 (the "Separation Date"). In connection with his retirement, Mr. Ackerson entered into a Retirement Transition Agreement (the "Retirement Agreement") with the Company and the Bank that provides for Mr. Ackerson’s compensation in connection with his retirement and which amends certain provisions of the Amended and Restated Executive Employment Agreement between the Company and Mr. Ackerson that became effective on December 18, 2014 (the "Ackerson Agreement"). The Retirement Agreement provides that in lieu of the severance benefits that Mr. Ackerson would otherwise be entitled to receive under the Ackerson Agreement, upon his separation from the Company on the Separation Date, Mr. Ackerson will be entitled to the following benefits:

(1)
A cash payment equal to eighteen months of Mr. Ackerson’s base salary as in effect on the Separation Date, plus a cash payment equal to the average of the annual cash bonuses paid by the Company for the two full bonus plan years prior to the Separation Date, each of such amounts to be payable in equal semi-monthly installments, over a period of eighteen months in accordance with the Company's regular payroll practices (the "Cash Severance Payments").

(2)
Continued vesting of the performance portion of outstanding RSUs and any other performance-based awards granted to Mr. Ackerson pursuant to the 2015 Plan, in accordance with their terms and subject to the achievement of the applicable performance conditions that remain outstanding as of the Separation Date.

(3)	Continued vesting of the time-based portion of outstanding RSUs that did not otherwise vest on or before the Separation Date, in accordance with their terms.

(4)
A one-time lump sum payment of $20,000 as reimbursement for Mr. Ackerson’s out-of-pocket legal expenses and reasonable expenses incurred in connection with the Retirement Agreement and other office and administrative expenses.

Mr. Ackerson will also receive certain health benefits for a period of 18 months following his retirement.
The Retirement Agreement provides that if Mr. Ackerson’s employment is terminated without cause or due to disability prior to the Separation Date, or upon death prior to the date that all Cash Severance Payments have been paid, Mr. Ackerson or his estate will be entitled to receive the Cash Severance Payments. "Cause" is defined substantially identical to the Cargill Agreement. If a "change in control" (as defined in the 2015 Plan) should occur prior to the Separation Date, in lieu of the amounts described above, Mr. Ackerson will be entitled to receive a cash payment equal to 2.5 times his average annual base salary and bonus in effect for the two years immediately preceding the change in control.
Subject to the arrangements set forth in the Retirement Agreement as described above, Mr. Ackerson’s employment continues to be subject to the terms and conditions, including the restrictive covenants, set forth in the Ackerson Agreement. Prior to the Separation Date, Mr. Ackerson will continue to receive his base salary and other benefits in accordance with the terms of the Ackerson Agreement.
The Ackerson Agreement, as in effect prior to July 29, 2019, had an initial term of one year and provided for automatic renewals for successive one-year terms unless notice of non-renewal was given by either party or unless earlier terminated in accordance with the terms of the agreement.
The Ackerson Agreement continues to provide for its termination upon the executive’s voluntary termination of employment or upon the executive’s termination for cause. Upon any such termination the executive would be entitled to his base salary, pro-rated through the termination date, any unpaid but accrued vacation benefits and any unreimbursed business expenses.
The Ackerson Agreement provided for severance payments to the executive upon termination of the executive’s employment without cause or by the executive for good reason, at which time the executive would be entitled to receive: (1) a cash payment equal to 12 months’ base salary as then in effect; (2) a cash payment equal to the average annual incentive paid to the executive for the two years preceding his termination; and (3) continued medical insurance benefits, at the Company’s expense, for a period of twelve months following termination. “Good reason” is defined substantially identical to the Cargill Agreement.
The Ackerson Agreement includes protective provisions triggered under adverse conditions affecting the Company that limit the payments due to Mr. Ackerson that are identical to the Cargill Agreement. The Ackerson Agreement includes non-competition and non-solicitation provisions, confidentiality obligations and restrictions on the executive’s ability to be involved with a competing state or national bank that will continue in effect following any termination of Mr. Ackerson's employment for a period of one year, and which were reaffirmed in the Retirement Agreement.
Executive Employment Agreement between Mr. Turpen and the Company
The Company entered into an Executive Employment Agreement with Mr. Turpen effective September 4, 2018 (the "Turpen Agreement"). The Turpen Agreement has an initial term of three years and thereafter automatically renews for successive one-year terms, unless notice of non-renewal is given by either party or earlier terminated in accordance with the agreement, and provides for compensation including base salary and participation in the annual incentive plan for key executives.
The Turpen Agreement terminates upon the executive’s death or disability, upon the executive’s voluntary termination of employment or upon the executive’s termination for cause. Upon any such termination the executive would be entitled to his base salary, pro-rated through the termination date, any unpaid but accrued vacation benefits and any unreimbursed business expenses. "Cause" is defined substantially identically to the Cargill Agreement.
The Turpen Agreement provides for severance payments to the executive upon termination of the executive’s employment by us without cause or by the executive for good reason, at which time the executive is entitled to receive: (1) a cash payment equal to 12 months’ base salary as then in effect; (2) a cash payment equal to the average annual incentive paid to the executive for the two years preceding his termination; and (3) continued medical insurance benefits, at the Company’s expense, for a period of twelve months following termination. "Good reason" is defined substantially identically to the Cargill Agreement.
The Turpen Agreement includes provisions relating to payments upon a change in control that are substantially identical to the terms of the Cargill Agreement, as well as protective provisions triggered under adverse conditions that limit the payments due to Mr. Turpen and non-competition and non-solicitation provisions, confidentiality obligations and restrictions on the executive’s ability to be involved with a competing state or national bank.
Tax Implications of Executive Compensation
Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. We believe that achieving our compensation objectives set forth above is more important than the benefit of tax deductibility and we reserve the right to maintain flexibility in how we compensate our executive officers, even if it may result in limiting the deductibility of amounts of compensation from time to time.
Report of the Human Resources Committee on the Compensation Discussion and Analysis
The Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on such review and discussion, the Human Resources Committee recommended to the board of directors that this Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.
This report is submitted by the Human Resources Committee of the board of directors of Texas Capital Bancshares, Inc.
Dale W. Tremblay, Chair
Elysia Holt Ragusa
Steven P. Rosenberg

2019 Summary Compensation Table*

				Non-Equity Incentive Plan Compensation
Name and Principal Position	Year	Salary	Stock Awards (A)	Annual Incentive Plan Compensation (B)	Long-Term Incentive Plan Compensation (C)	All Other Compensation (D)	Total

C. Keith Cargill	2019	$994,167	$2,299,990	$1,523,750	$—	$90,907	$4,908,814
Vice Chairman of the Company	2018	956,167	2,020,454	1,059,256	—	108,342	4,144,219
	2017	910,000	1,589,270	1,083,912	—	29,462	3,612,644

Julie L. Anderson	2019	496,667	575,058	530,000	72,801	24,685	1,699,211
CFO and Secretary of the Company;	2018	472,500	440,932	366,528	159,491	25,385	1,464,836
CFO of Texas Capital Bank	2017	412,333	572,672	361,898	173,047	24,192	1,544,142

Vince A. Ackerson	2019	535,417	660,008	608,738	—	73,791	1,877,954
Vice Chairman of Texas Capital Bank	2018	506,000	505,202	389,436	—	71,067	1,471,705
	2017	485,000	400,017	433,208	—	42,913	1,361,138

John G. Turpen	2019	452,500	454,980	452,156	—	53,075	1,412,711
CRO of the Company;	2018	144,833	949,850	350,000	—	152,772	1,597,455
CRO of Texas Capital Bank	2017	—	—	—	—	—	—
For a description of the employment agreements applicable to the NEOs, refer to the "Employment Agreements" section of the "Compensation Discussion and Analysis."
*Columns for which no amounts are reported have been deleted.

(A)
Amounts represent the aggregate grant date fair value of RSUs, determined in accordance with Accounting Standard Codification (ASC) Topic 718. With respect to the 2019 awards granted on February 12, 2019, 50% of the award is time-based with cliff vesting occurring at the end of three years, on February 12, 2022, and 50% of the award is performance-based with vesting occurring on the first administratively practicable day following determination by the HR Committee that certain performance targets were achieved and subject to the NEO’s continued employment over a three-year period ending December 31, 2021. The amounts presented for the 50% performance-based portion of the 2019 awards reflect the value of the award at target based on the probable outcome of the performance targets determined as of the grant date. The value of the 50% performance-based portion of the 2019 awards for each NEO at the grant date assuming that the highest levels of performance targets are achieved is as follows: Mr. Cargill $1,724,993, Ms. Anderson $431,323, Mr. Ackerson $495,006 and Mr. Turpen $341,235.

(B)
Amounts represent payouts under our annual incentive program. For further details of the targets and performance related to the payout of these amounts, refer to the "Annual Incentive Compensation" section of the "Compensation Discussion and Analysis."

(C)
Amounts represent payouts related to cash-settled units. In 2014, 2015 and 2016, Ms. Anderson was awarded an annual grant of cash-settled units that provide for annual vesting in equal amounts over a four-year period.

(D)
See additional description in 2019 All Other Compensation Table. In 2018, amounts paid to Mr. Turpen included a one-time signing bonus of $150,000, car allowance of $2,400, and insurance premium of $372.

2019 All Other Compensation Table

Name	Year	Perquisites and Other Personal Benefits (A)	Insurance Premiums	Company Contributions to 401(k) Plans	Company Contributions to Nonqualified Deferred Compensation Plans	Total

C. Keith Cargill	2019	$11,249	$2,033	$17,975	$59,650	$90,907
Julie L. Anderson	2019	7,200	1,603	15,882	—	24,685
Vince A. Ackerson	2019	21,186	2,371	18,109	32,125	73,791
John G. Turpen	2019	8,613	2,231	15,081	27,150	53,075

(A)	Perquisites include a car allowance of $7,200 for each of the NEOs as well as the following club dues: Mr. Cargill $4,049, Mr. Ackerson $13,986 and Mr. Turpen $1,413.

2019 Grants of Plan Based Awards Table*

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (A)			Estimated Future Payouts Under Equity Incentive Plan Awards (B)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock or Units (C)	Grant Date Fair Value of Stock and Option Awards

C. Keith Cargill	2/12/2019 (A)	$—	$—	$—	9,625	19,250	28,875	—	$1,149,995
	2/12/2019 (B)	—	—	—	—	—	—	19,250	1,149,995
	N/A	287,500	1,150,000	1,523,750	—	—	—	—	—
Julie L. Anderson	2/12/2019 (A)	—	—	—	2,407	4,813	7,220	—	287,529
	2/12/2019 (B)	—	—	—	—	—	—	4,813	287,529
	N/A	100,000	400,000	530,000	—	—	—	—	—
Vince A. Ackerson	2/12/2019 (A)	—	—	—	2,762	5,524	8,286	—	330,004
	2/12/2019 (B)	—	—	—	—		—	5,524	330,004
	N/A	114,856	459,425	608,738	—		—	—	—
John G. Turpen	2/12/2019 (A)	—	—	—	1,904	3,808	5,712	—	227,490
	2/12/2019 (B)	—	—	—	—		—	3,808	227,490
	N/A	85,313	341,250	452,156	—		—	—	—
*Columns for which no amounts are reported have been deleted.

(A)
Amounts represent potential payments under our annual incentive program. The actual amount earned in 2019 was paid in February 2020 and is shown in the “Non-Equity Incentive Plan Compensation” column of the 2019 Summary Compensation Table. See "Compensation Discussion and Analysis - Annual Incentive Compensation," for more information regarding our 2019 annual incentive program.

(B)
Amounts represent awards of RSUs made under the 2015 Plan that will vest based upon the Company’s achievement of certain performance measures, subject to the NEO’s continued employment by the Company over a three-year period ending December 31, 2021. Based on the defined objectives of the awards the NEO has the opportunity to vest between 0% and 150% of the RSUs. The grant date fair value of the award is based on the closing price of our common stock on the date of grant, $59.74, and reflects the value of the award at target based on the probable outcome of the performance measures determined as of the grant date in accordance with ASC 718 and pursuant to the 2015 Plan. See "Compensation Discussion and Analysis - Long-Term Incentive Compensation" for more information on the RSU grants.

(C)
Amounts represent awards of RSUs made under the 2015 Plan that will cliff vest at the end of three years on February 12, 2022. The grant date fair value is based on the closing price of our common stock on the date of grant, or $59.74.

2019 Outstanding Equity Awards at Fiscal Year-end Table*

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (A)	Market Value of Shares or Units of Stock That Have Not Vested (A)(B)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (C)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (B)(C)

C. Keith Cargill	2/12/2019	19,250	$1,092,823	19,250	$1,092,823
	3/27/2018	11,506	653,196	11,506	653,196
	3/22/2017	10,008	568,154	—	—
Julie L. Anderson	2/12/2019	4,813	273,234	4,813	273,234
	3/27/2018	2,511	142,549	2,511	142,549
	7/18/2017	1,923	109,169	—	—
	3/22/2017	2,032	115,357	—	—
Vince A. Ackerson	2/12/2019	5,524	313,597	5,524	313,597
	3/27/2018	2,877	163,327	2,877	163,327
	3/22/2017	2,519	143,004	—	—
John G. Turpen	2/12/2019	3,808	216,180	3,808	216,180
	9/17/2018	8,800	499,576	—	—
*Columns for which no amounts are reported have been deleted.

(A)
Awards granted 2/12/2019 cliff vest at the end of three years on 2/12/2022. Awards granted 3/27/2018 cliff vest at the end of three years on 3/27/2021. Awards granted 3/22/2017 cliff vest at the end of three years on 3/22/2020. Award granted 7/18/2017 to Ms. Anderson cliff vests 20% on each of the first five anniversaries of the grant date. Award granted 9/17/2018 to Mr. Turpen cliff vests 20% on each of the first five anniversaries of the grant date.

(B)	Based on the December 31, 2019 closing market price of our common stock of $56.77.

(C)
Awards granted 2/12/2019 and 3/27/2018 will vest based upon the Company’s achievement of certain performance targets and the executive’s continued employment by the Company over the three-year periods ending December 31, 2021 and December 31, 2020, respectively. Awards are shown at target.

2019 Option Exercises and Stock Vested Table*

	Stock Awards
Name	Number of Shares Acquired on Vesting (A)	Value Realized on Vesting (B)

C. Keith Cargill	23,981	$1,360,261
Julie L. Anderson	6,451	366,453
Vince A. Ackerson	8,292	471,650
John G. Turpen	2,200	123,574
*Columns for which no amounts are reported have been deleted.

(A)	The shares included in the table represent gross shares vested. Actual shares issued, net of taxes, were 16,073 to Mr. Cargill, 4,062 to Ms. Anderson, 5,317 to Mr. Ackerson, and 1,664 to Mr. Turpen.

(B)
The value realized by the NEO upon the vesting of RSUs is calculated by multiplying the number of shares of stock vested by the market value of the underlying shares on the vesting date, which is the amount that is taxable to the executive.

2019 Pension Benefits Table
The table disclosing the actuarial present value of each executive’s accumulated benefit under defined benefit plans, the number of years of credited service under each plan and the amount of pension benefits paid to each NEO during the year is omitted because the Company does not have a defined benefit plan for NEOs.
2019 Nonqualified Deferred Compensation Table*

Name	NEO Contributions in Last Fiscal Year (A)	Company Contributions in Last Fiscal Year (B)	Aggregate Earnings/(Loss) in Last Fiscal Year (C)	Aggregate Balance at Last Fiscal Year End (D)

C. Keith Cargill	$619,282	$59,650	$332,001	$2,144,073
Julie L. Anderson	—	—	847	41,581
Vince A. Ackerson	301,801	32,125	255,405	1,673,385
John G. Turpen	27,150	27,150	2,457	56,757
See "Compensation Discussion and Analysis - Other Benefits - Nonqualified Deferred Compensation Plan" for a description of the nonqualified deferred compensation plan.
*Columns for which no amounts are reported have been deleted.

(A)
Participants in the plan may elect to defer up to 75% of their annual salary and/or short-term incentive payout. All participant contributions to the plan and any related earnings are immediately vested and may be withdrawn upon the participant’s separation from service, death or disability, or upon a date specified by the participant. Amounts are included in the Salary or Annual Incentive Plan Compensation columns of the 2019 Summary Compensation Table.

(B)
Company contributions are detailed in the 2019 All Other Compensation Table and included in the 2019 Summary Compensation Table. The discretionary company contributions vest based upon the employee’s tenure with the Company. As of December 31, 2019, all NEOs had met the requirements for immediate vesting.

(C)	Aggregate earnings do not reflect "above market or preferential earnings" and are not included in the 2019 Summary Compensation Table.

(D)
Amounts represent the total compensation deferred by each NEO and discretionary contributions made to each NEO by the Company, together with any related earnings or losses attributed to either in accordance with each NEOs deferral account investment selections. All participant and Company contributions included in these amounts have been reported as compensation in the 2019 Summary Compensation Table or in Summary Compensation Tables for previous years.

2019 Potential Payments Upon Termination or Change in Control Table
The following table summarizes the estimated payments that would be payable to each NEO upon a termination of service for each of the reasons stated below. For the purposes of the quantitative disclosure in the following table, and in accordance with SEC regulations, we have assumed that the termination took place on December 31, 2019 and that the price per share of our common stock was the closing market price as of that date, $56.77.

Name	Termination Without Cause or For Good Reason	Change in Control: Termination Without Cause or For Good Reason	Death	Disability	Retirement

C. Keith Cargill (A)
Severance (B)	$2,291,503	$5,666,675	$—	$—	$—
Death/disability (C)	—	—	—	—	—
Accelerated vesting of long-term incentives (D)	—	4,060,190	4,060,190	4,060,190	4,060,190
Other benefits (E)	35,755	71,510	—	—	—

Julie L. Anderson
Severance (B)	948,264	2,332,120	—	—	—
Death/disability (C)	—	—	—	—	—
Accelerated vesting of long-term incentives (D)	—	1,088,394	1,088,394	1,088,394	—
Other benefits (E)	25,365	38,048	—	—	—

Vince A. Ackerson
Severance (F)	1,329,837	2,549,490	—	—	1,329,837
Death/disability (F)	—	—	1,329,837	1,329,837	—
Accelerated vesting of long-term incentives (D)	—	1,096,853	1,096,853	1,096,853	1,096,853
Other benefits (E)	52,883	52,883	—	52,883	52,883

John G. Turpen
Severance (B)	856,078	2,118,320	—	—	—
Death/disability (C)	—	—	—	—	—
Accelerated vesting of long-term incentives (D)	—	931,936	931,936	931,936	—
Other benefits (E)	39,162	58,743	—	—	—

(A)
As described above at Employment Agreements - Transition Letter Agreement and Amended and Restated Employment Agreement between Mr. Cargill and the Company, on May 29, 2020, the Company and Mr. Cargill entered into a transition letter agreement providing, among other things, for his retirement effective January 1, 2021, and which revised the payments due to Mr. Cargill in connection with his retirement from those described in the above table.

(B)
Pursuant to their employment agreements, if an NEO is terminated without cause or for good reason, severance is equal to twelve months of base salary plus the average incentive compensation paid during the prior two-year period and will be paid over a period of twelve months. If the NEO’s termination occurs in connection with a change in control, severance is equal to 2.5 times average salary plus average incentive compensation paid during the prior two-year period and will be paid in a lump sum within 30 days of the NEO’s termination.

(C)	Employment agreements provide for no payment upon an NEO’s death or disability.

(D)
Includes immediate vesting at target of any performance-based awards for which performance conditions have not yet been satisfied, based on the December 31, 2019 closing price of our common stock of $56.77. As of December 31, 2019, Mr. Cargill had met the age and service conditions to be eligible for accelerated vesting of long-term incentives upon retirement and Mr. Ackerson's Retirement Agreement provides for accelerated vesting of long-term incentives upon retirement. Ms. Anderson and Mr. Turpen had not met the age and service conditions as of December 31, 2019 to be eligible for the accelerated vesting of long-term incentives upon retirement.

(E)
Other benefits include the following insurance: medical, dental, vision, life, accidental death and disability, short-term disability, long-term disability and supplemental long-term disability. Messrs. Cargill and Turpen and Ms. Anderson would receive one year of benefits in the event of termination without cause. In the event of a change in control, Mr. Cargill would receive 24 months of benefits, and Ms. Anderson and Mr. Turpen would each receive 18 months of benefits. Pursuant to his Retirement Agreement, Mr. Ackerson would receive 18 months of benefits in the event of termination without cause or due to disability, as well as in the event of his retirement. Cost includes both employer and employee coverage.

(F)
Mr. Ackerson’s Retirement Agreement provides for a severance payment equal to eighteen months base salary in effect as of his Separation Date and a cash payment equal to the average of the annual cash bonuses paid by the Company for the two full bonus plan years prior to the Separation Date, plus a lump sum payment of $20,000 as compensation for legal fees incurred by Mr. Ackerson in connection with the preparation and negotiation of the Retirement Agreement (the “Cash Severance Payments”). In the event of his termination without cause or disability occurring prior to the Separation Date, Mr. Ackerson will receive the Cash Severance Payments. In the event of his death, any unpaid Cash Severance Payments will be paid to Mr. Ackerson’s estate. If a change in control occurs prior to the Separation Date, severance is equal to 2.5 times his average salary plus average incentive compensation paid during the prior two-year period. If a change in control occurs subsequent to his Separation date, he will receive any unpaid Cash Severance Payments. See Employment Agreements - Retirement Transition Agreement between Mr. Ackerson and the Company and Employment Agreement for Mr. Ackerson for more information regarding the terms of Mr. Ackerson’s retirement.

2019 Director Compensation Table*
For service on our board of directors in 2019, our non-employee directors were paid an annual retainer of $55,000 and a fee of $1,750 per meeting. Our chairman received an additional $80,000 per year for serving in that role. In addition, each member of a committee was paid a fee of $1,750 per committee meeting attended. Directors serving as chairman of the Audit Committee and Risk Committee received an additional $30,000 per year for serving in those roles and the directors chairing the HR Committee and Governance and Nominating Committee received an additional $20,000 per year for serving in those roles. Members attending special meetings of the board and committees were paid $1,750 per meeting, or $1,250 for telephonic meetings. In addition to cash retainer fees, each non-employee director receives an annual grant of RSUs with an aggregate grant date fair value of approximately $65,000 at the April board meeting, which vest in full on the first anniversary of the date of grant in accordance with the 2015 Plan.
The following table contains information pertaining to the compensation of the Company’s board of directors for the 2019 fiscal year. Amounts below also include fees paid for service on subsidiary board committees.

Name	Fees Earned or Paid in Cash (A)	Stock Awards (B)	Total

Jonathan E. Baliff (D)	$66,250	$64,992	$131,242
James H. Browning (C)	127,250	64,992	192,242
Larry L. Helm (C)	154,250	64,992	219,242
David S Huntley (E)	66,750	64,992	131,742
Charles S. Hyle (C)	111,500	64,992	176,492
Elysia Holt Ragusa (C)	102,250	64,992	167,242
Steven P. Rosenberg (C)	91,500	64,992	156,492
Robert W. Stallings (C)	74,250	64,992	139,242
Dale W. Tremblay (C)	90,000	64,992	154,992
Ian J. Turpin (C)	80,000	64,992	144,992
Patricia A. Watson (C)	75,000	64,992	139,992
*Columns for which no amounts are reported have been deleted.

(A)	Amounts represent meeting fees paid upon attendance of board and committee meetings, annual retainer fees and fees for service as chairman of the board or a committee.

(B)
Amounts represent the aggregate grant date fair value determined in accordance with ASC 718 of all stock awards granted pursuant to the 2015 Plan. On April 16, 2019, all currently serving directors received 1,107 RSUs with a grant date fair value of $58.71 per share which will vest in full on the first anniversary of the grant date.

(C)
As of December 31, 2019, Messrs. Browning, Helm, Hyle, Rosenberg, Stallings, Tremblay and Turpin and Mses. Ragusa and Watson held 1,340 unvested RSUs, and the following directors held vested SARS: Mr. Browning, 3,000; Mr. Helm, 3,000; Mr. Turpin, 1,800.

(D)	As of December 31, 2019, Mr. Baliff held 1,304 unvested RSUs and 214 shares of restricted stock subject to continuing restrictions.

(E)	As of December 31, 2019, Mr. Huntley held 1,199 unvested RSUs and 167 shares of restricted stock subject to continuing restrictions.

CEO PAY RATIO
Item 402(u) of Regulation S-K, implementing a requirement of the Dodd-Frank Wall Street Reform and Consumer Protection Act, requires that we disclose a ratio that compares the annual total compensation of our median employee to that of our CEO.
In order to determine the median employee, we prepared a list of all employees as of December 31, 2019, along with their gross income as reported on IRS form W-2 for 2019. Gross income as reported on IRS form W-2 for 2019 was annualized for those employees that were not employed for the full year.
After identifying the median employee, we calculated that employee’s annual total compensation using the same methodology we use for our NEOs as set forth in the 2019 Summary Compensation Table.
The annual total compensation for 2019 for the CEO was $4,908,814 and for the median employee was $93,586. The resulting ratio of our CEO’s pay to that of our median employee for 2019 was 52.5 to 1.
HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
No member of the HR Committee of the board of directors of the Company was an officer or employee of the Company during 2019 or any other time. In addition, none of the executive officers of the Company served on the board of directors or on the compensation committee of any other entity, for which any executive officers of such other entity served either on our board of directors or on our HR Committee.
INDEBTEDNESS OF MANAGEMENT AND TRANSACTIONS WITH CERTAIN RELATED PERSONS
In the ordinary course of business, the Bank has made loans, and may continue to make loans in the future, to the Bank's and the Company's officers, directors and employees. However, it is the Bank’s policy to not extend loans to executive officers of the Bank or the Company. The Bank makes loans to directors and their affiliates in the ordinary course of business on substantially the same terms as those with other customers. All loans to directors are reviewed and approved by our board of directors prior to making any such loans. The Bank also provides wealth management services for managed accounts to directors at discounted fees.
The Company has policies and procedures for reviewing related party transactions involving the Company’s and the Bank’s directors, executive officers and their affiliates. Each director and NEO of the Company and the Bank is required to complete a questionnaire annually, and each director who serves on the Audit Committee must complete a certification of independence annually. Both of these documents are designed to disclose all related party transactions, including loans, and this information is reviewed by management, the Audit Committee and the board of directors, as appropriate. Such transactions are subject to the standards set forth in the Company’s Code of Conduct and in applicable laws and regulations, SEC rules, and the Nasdaq Stock Market Listing Rules for determining the independence of directors. The questionnaires, certifications and Code of Conduct are all in writing.
EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2019 regarding common stock that may be issued under the Company’s existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	579,512 (A)	$33.95	1,772,070 (B)
Equity compensation plans not approved by security holders	—	—	—
Total	579,512	$33.95	1,772,070

(A)
Includes 21,200 shares issuable pursuant to outstanding SARs with a weighted average exercise price of $33.95 and 558,312 shares issuable pursuant to outstanding RSUs. Since RSUs have no exercise price, they are not included in the weighted average exercise price calculation.

(B)	All of these shares are available for issuance pursuant to grants of full-value awards.

AUDITOR FEES AND SERVICES
The Audit Committee has appointed Ernst & Young LLP to continue as our independent registered public accounting firm for the 2020 fiscal year.
Fees for professional services provided by the Company’s independent registered public accounting firm in each of the last two fiscal years, in each of the following categories, were:

(in thousands)	2019	2018
Audit fees	$1,877	$1,644
Audit-related fees	—	—
Tax fees	499	480
Total	$2,376	$2,124
Fees for audit services include fees associated with the audit of the Company’s annual consolidated financial statements, the review of the consolidated financial statements included in the Company’s Form 10-Qs, accounting consultations and management’s assertions regarding effective internal controls in compliance with the requirements of Section 404 of the Sarbanes Oxley Act and Federal Deposit Insurance Corporation Improvement Act. Tax fees included various federal, state and local tax services, as well as tax consultations.
Pre-approval Policies and Procedures
The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related and tax services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the chairman of the Audit Committee authority to approve permitted services provided that the chairman reports any decisions to the Audit Committee at its next scheduled meeting.
ADDITIONAL INFORMATION
Stockholder Nominees for Director
Stockholders may submit nominees for director in accordance with the Company’s Bylaws. Under the Company’s Bylaws, a stockholder’s notice to nominate a director must be in writing and set forth (1) as to each proposed nominee, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required pursuant to Regulation 14A under the Exchange Act, including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (2) as to such stockholder, the stockholder’s name and address, and the class and number of shares of stock of the Company that are beneficially owned by such stockholder. The Bylaws provide that nominations for director for the 2021 annual meeting of stockholders must generally be delivered to the Company’s principal executive offices not later than 100 days and no more than 130 days prior to the one-year anniversary of the preceding year’s annual meeting, provided such meeting is held within 30 days of such anniversary date. The Company typically holds its annual meeting in April and at this time anticipates holding its 2021 annual meeting of stockholders on Tuesday, April 20, 2021, substantially earlier than a date within 30 days of the anniversary of the 2020 annual meeting. Consequently, stockholder notice of a nomination for director for the 2021 annual meeting must be delivered to the Company’s principal executive offices no earlier than December 11, 2020, 130 days before the anticipated 2021 annual meeting date, and no later than January 10, 2021, 100 days prior to the anticipated 2021 annual meeting date, or, if later, the tenth day following the day on which we first publicly announce the date of the 2021 annual meeting. The actual date for the 2021 annual meeting of stockholders has not been determined and it is within the discretion of the board of directors to choose the date of such meeting, which will be publicly announced when it has been determined. Nominations should be directed to: Texas Capital Bancshares, Inc., Attn: Secretary, 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201.
Stockholder Proposals for 2021
Stockholders interested in submitting a proposal for inclusion in the proxy materials for the Company’s annual meeting of stockholders in 2021 may do so by following the procedures prescribed in Exchange Act Rule 14a-8. SEC rules establish the eligibility requirements and procedures that must be followed for a stockholder’s proposal to be included in a public company’s proxy materials. Because the date of the 2021 annual meeting is expected to change by more than 30 days from the anniversary of the 2020 annual meeting, the deadline for submitting a stockholder proposal under Rule 14a-8 is a “reasonable time” before we begin to print and distribute our proxy materials for the 2021 annual meeting. As noted above, at this time we expect to hold our 2021 annual meeting on April 20, 2021, and expect to print and distribute the proxy materials for such meeting commencing on or about March 11, 2021. In that case, because we will have moved the 2021 annual meeting date by more than 30 days from the anniversary of the 2020 annual meeting, proposals submitted for inclusion in the Company’s 2021 proxy materials must be received a “reasonable time” before we print and send our proxy materials. The Company is requesting at this time that any stockholder proposals for inclusion in the 2021 proxy materials be submitted no later than November 9, 2020. The actual date for the 2021 annual meeting of stockholders has not been determined and it is within the discretion of the board of directors to choose the date of such meeting, which will be publicly announced when it has been determined.
To be eligible for inclusion, stockholder proposals must be received by the Company at the following address: Texas Capital Bancshares, Inc., Attn: Secretary, 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201.
Advance Notice Procedures
Under the Company’s Bylaws, no business may be brought before an annual meeting unless it is brought before the meeting by or at the direction of the board of directors or by a stockholder who has delivered timely notice to the Company and has otherwise satisfied the applicable requirements for such action set forth in the Bylaws. Such notice must contain certain information specified in the Bylaws and generally must be received not later than 100 days and no more than 130 days prior to the one-year anniversary of the preceding year’s annual meeting, provided such meeting is held within 30 days of such anniversary date. The Company typically holds its annual meeting in April and at this time anticipates holding its 2021 annual meeting of stockholders on Tuesday, April 20, 2021, substantially earlier than a date within 30 days of the anniversary of the 2020 annual meeting. Consequently, stockholder notice of business to be brought before the 2021 annual meeting must be delivered to the Company’s principal executive offices no earlier than December 11, 2020, 130 days before the anticipated 2021 annual meeting date, and no later than January 10, 2021, 100 days prior to the anticipated 2021 annual meeting date, or, if later, the tenth day following the day on which we first publicly announce the date of the 2021 annual meeting. The actual date for the 2021 annual meeting of stockholders has not been determined and it is within the discretion of the board of directors to choose the date of such meeting, which will be publicly announced when it has been determined. The required notice and supporting information should be directed to: Texas Capital Bancshares, Inc., Attn: Secretary, 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201.
These requirements are separate from the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
Annual Report
A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 (the "2019 Form 10-K") is available on the Internet as set forth in the Notice of Internet Availability of Proxy Materials.
Upon written request, the Company will furnish to any stockholder without charge a copy of its 2019 Form 10-K pursuant to the instructions set forth in the Notice of Internet Availability of Proxy Materials.

ANNEX A
TEXAS CAPITAL BANCSHARES, INC.
AMENDED AND RESTATED BYLAWS
Section 2.3 Special Meetings.
(a) Power to Call Special Meeting. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or the Certificate of Incorporation of the Corporation then in effect (the “Certificate of Incorporation”), may be called by the Chairman of the Board or the Chief Executive Officer, and shall be called by the Chief Executive Officer, the President or the Secretary at the request in writing of a majority of the total number of authorized directors (without regard as to whether there exist any vacancies in previously authorized director positions at the time of such request), or at the request in writing of stockholders of record owning at least 20% of all shares issued and outstanding and entitled to vote at such meeting, based upon the Corporation’s most recent public report of the number of issued and outstanding shares.
(b) Date, Time and Place of Special Meeting. Any special meeting properly called shall be held at such place, if any, on such date, and at such time as designated by the Board of Directors; provided, however, that the special meeting shall not be held more than 120 days after receipt of a request for a special meeting of stockholders submitted by one or more stockholders (a "Special Meeting Request").
(c) Required Form of Special Meeting Request. To be in a proper form, a Special Meeting Request must: . . . (v) contain the following information:
. . .
d. documentary evidence that the Requesting Stockholders had ownership of at least 20% of all shares issued and outstanding and entitled to vote at such meeting, based upon the Corporation’s most recent public report of the number of issued and outstanding shares (the "Requisite Percentage"), as of the date of delivery of the Special Meeting Request to the Secretary; provided, however, that if any of the Requesting Stockholders are not the beneficial owners of the shares representing the Requisite Percentage, then to be valid, the Special Meeting Request must also include documentary evidence (or, if not simultaneously provided with the Special Meeting Request, such documentary evidence must be delivered to the Secretary within ten days after the date of delivery of the Special Meeting Request to the Secretary) that the beneficial owners on whose behalf the Special Meeting Request is made had, together with any Requesting Stockholders who are beneficial owners, stock ownership of the Requisite Percentage as of the date of delivery of such Special Meeting Request to the Secretary;
. . .

A-1

TEXAS CAPITAL BANCSHARES, INC.

ANNUAL MEETING OF STOCKHOLDERS

Date: Tuesday, October 20, 2020
Time: 9:00 A.M. (Central Daylight Time)
Place: 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201
See Voting Instruction on Reverse Side.

Please make your marks like this: ☒ Use dark black pencil or pen only

The Board of Directors recommends a vote **FOR** the election of the director nominees in proposal 1 and **FOR** proposals 2, 3 and 4.

1: Election of Directors

	For	Withhold	Directors Recommend
01 Larry L. Helm	☐	☐	For
02 James H. Browning	☐	☐	For
03 Jonathan E. Baliff	☐	☐	For
04 David S. Huntley	☐	☐	For
05 Charles S. Hyle	☐	☐	For
06 Elysia Holt Ragusa	☐	☐	For
07 Steven P. Rosenberg	☐	☐	For
08 Robert W. Stallings	☐	☐	For
09 Dale W. Tremblay	☐	☐	For

	For	Against	Abstain	Directors Recommend
2: Advisory vote on the 2019 compensation of named executive officers.	☐	☐	☐	For
3: Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company.	☐	☐	☐	For
4: Ratification of the special meeting 20% ownership requirement in the Company's Bylaws.	☐	☐	☐	For

To attend the meeting and vote your shares in person, please mark this box. ☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here _______________ Please Date Above _______________

Please Sign Here _______________ Please Date Above _______________

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Please separate carefully at the perforation and return just this portion in the envelope provided.

TEXAS CAPITAL BANCSHARES, INC.

Annual Meeting of Stockholders to be held on Tuesday, October 20, 2020 for Holders as of August 28, 2020

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:

INTERNET

Go To
www.proxypush.com/TCBI
- Cast your vote online.
- View meeting documents.

OR

TELEPHONE

Call **866-390-5385**
- Use any touch-tone telephone.
- **Have your Proxy Card/Voting Instruction Form ready.**
- Follow the simple recorded instructions.

OR

MAIL

- Mark, sign and date your Proxy Card/Voting Instruction Form.
- Detach your Proxy Card/Voting Instruction Form.
- Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints Larry L. Helm and Julie L. Anderson, and each of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes each of them to vote all the shares of capital stock of Texas Capital Bancshares, Inc. that the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4.

PROXY TABULATOR FOR

TEXAS CAPITAL BANCSHARES, INC.
P.O. BOX 8016
CARY, NC 27512-9903

→ Please separate carefully at the perforation and return just this portion in the envelope provided. →

Revocable Proxy — Texas Capital Bancshares, Inc.
Annual Meeting of Stockholders
October 20, 2020 9:00 a.m. (Central Daylight Time)
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints Larry L. Helm and Julie L. Anderson, each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of Texas Capital Bancshares, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders on Tuesday, October 20, 2020, at 9:00 a.m. at the offices of Texas Capital Bancshares, Inc. at 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201, and any and all adjournments thereof, as set forth below.

This proxy is revocable and will be voted as directed. However, if no instructions are specified, the proxy will be voted FOR the election of the director nominees specified in Proposal 1 and FOR Proposals 2, 3 and 4.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)